ASSET PURCHASE AGREEMENT
AMONG
1367606 ALBERTA ULC,
an Alberta unlimited liability corporation,
AND
CHAMPION HOME BUILDERS CO.
a Michigan corporation,
AND
SRI HOMES INC.
an Alberta corporation,
AND
NGI INVESTMENT CORPORATION
an Alberta corporation,
AND
ROBERT ADRIA
AND
BRIAN HOLTERHUS
December 17, 2007

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		Page
10.11	Construction	52
10.12	Successors and Assigns	52
10.13	Interpretation	53
10.14	Parent Guarantee of Note	53

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ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of December 17, 2007, by and among 1367606 Alberta ULC, an Alberta unlimited liability corporation (“Buyer”), Champion Home Builders Co., a Michigan corporation (“Parent”), SRI Homes Inc., an Alberta corporation (“Seller”), NGI Investment Corporation (the “Shareholder”) and Robert Adria and Brian Holterhus (each, a “Principal” and together, the “Principals”). Capitalized terms not otherwise defined herein have the meanings set forth in Appendix A attached hereto.
RECITALS
     The Shareholder owns 100% of the shares in the capital stock of Seller.
     The Principals, directly or indirectly, own shares in the capital stock of the Shareholder.
     Seller, among other things, is engaged in the manufacture and sale of residential and commercial modular homes, buildings and related products, the retail sale of manufactured homes housing, and the wholesale financing of manufactured housing (such manufacture, sale and financing being hereinafter referred to as the “Business”).
     Concurrently herewith, Seller, the Shareholder and the Principals have provided to Buyer and Parent a disclosure letter regarding the Business (the “Disclosure Letter”) which Disclosure Letter has been accepted and will be relied upon by each of the Buyer and Parent in entering into this Agreement and in proceeding with the transactions contemplated by it.
     Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Acquired Assets (as defined in Appendix A), upon the terms and subject to the conditions of this Agreement.
     In consideration of the mutual covenants and agreements herein contained, the sum of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby confirmed, the parties, intending to be legally bound, agree as follows:
ARTICLE 1
PURCHASE OF ACQUIRED ASSETS AND
ASSUMPTION OF LIABILITIES
1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Appendix A), Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Buyer and Buyer shall purchase, free and clear of all Liens (as defined in Appendix A) other than Permitted Liens (as defined in Appendix A), all right, title and interest in, to and under the Acquired Assets.
1.2 Acquired Assets. The term “Acquired Assets” means all of the assets, properties, goodwill and rights that are owned, leased or licensed by Seller or its subsidiaries and affiliates, SRI Equipment & Real Estate Inc., Interior Modular Construction Services Corporation,

Dynamic Modular Homes Store Ltd. (“Dynamic”) and Premier Modular Homes Inc. (collectively, the “Subsidiaries”) on the Closing Date (as defined in Appendix A) and used, held for use or intended to be used in the operation or conduct of the Business, of whatever kind and nature, real, personal or mixed, tangible or intangible, together with all rights and interests of Western Guarantee Corporation (a body corporate pursuant to the laws of British Columbia) (“Western”) in respect of the ten year structural warranties which Western has previously granted to approximately 2,145 customers of the Business (the “Western Warranties”), other than the Excluded Assets (as defined in Appendix A), including, but not limited to, the following used, held for use or intended to be used in the operation or conduct of the Business:
     (a) all deposits (including, without limitation, customer deposits and the cash relating to those deposits, but specifically excluding non-Business related cash deposits with financial institutions), prepaid expenses, credits, deferred charges, advance payments and prepaid items;
     (b) all accounts receivable, notes receivable, dealer notes receivable under the Floorplan Program as listed in Schedule 1.2(b) as at the date hereof and other amounts receivable from third parties (“Receivables”);
     (c) all inventories, including raw materials, work in process, finished goods, Yard Inventory, retail inventory, components, spare parts, packaging materials and all other materials and supplies used or consumed by Seller in the production of finished goods (including inventories held at any location controlled by Seller and inventories previously purchased and in transit to such locations) (“Inventory”); “Yard Inventory” means all completed homes and other buildings that are either fully ready for shipment or are in transit;
     (d) all other tangible personal property and interests therein, including, but not limited to, all machinery, equipment, tools, patterns, molds, trade fixtures, furniture, furnishings, vehicles, computer hardware, drawings, designs and blue prints (“Personal Property”);
     (e) the Owned Real Property listed on Schedule 3.13(a) and the Leased Real Property listed on Schedule 3.14, in each case together with Seller’s right, title and interest in all buildings, improvements, fixtures and all appurtenances thereto (“Real Property”);
     (f) all intangible rights and property of Seller, including, but not limited to, the Intellectual Property Rights (as defined in Appendix A), going concern value, goodwill, telephone, telecopy, e-mail and internet addresses and listings;
     (g) all permits, approvals, consents, registrations, licenses, certificates, variances or other authorizations granted by or obtained from any Governmental Authority (as defined in Appendix A) (“Permits”);
     (h) all contracts, leases, licenses, agreements, commitments, purchase orders, work orders, customer orders, sales orders and other arrangements, including the Floorplan Program (“Contracts”) to which Seller is a party or by which Seller is bound or to which any of the Acquired Assets are subject, in each case, relating to the Business, which are listed on Schedule  3.18 and those Contracts that are not required to be listed on Schedule 3.18 in accordance with Section 3.18(a) (“Assigned Contracts”);

     (i) Seller’s Employee Plans (as defined in Appendix A) described in Schedule 3.17 or otherwise provided for herein;
     (j) all books and records, including, but not limited to, financial, accounting and personnel records, property records, production records, engineering records, environmental compliance records, files, invoices, customer lists and records, supplier lists and records, manuals, correspondence, studies, reports, stationery, forms, labels, shipping materials, brochures, art work, photographs, creative materials, advertising materials and other documents and data owned or used by Seller relating to the Business; provided that Buyer confirms its intention that all such books and records will remain in their present locations and agrees that it shall in any event maintain such books and records in Western Canada, and Seller shall have the right to retain, or obtain after Closing at Buyer’s reasonable expense, a copy of all such records for periods prior to the Effective Time;
     (k) all rights, claims, causes of action and choses in action against third parties relating to the Acquired Assets or the Business (including, but not limited to, rights against suppliers under warranties covering any Inventory or Personal Property), except for current counterclaims and crossclaims in connection with litigation and/or causes of action not assumed by Buyer hereunder;
     (l) all other tangible and intangible assets of Seller relating to the Business, whether or not carried at value or listed on the books and records of Seller, and whether or not in the possession of Seller or others;
     (m) copies of all Customer Lists relating to the Business and its Intellectual Property and other Intangibles, including the rights to use “SRI” and the current names and trade names of each Subsidiary, as a corporate name and trade name, and in an Internet URL (or any other name including “SRI” or the Subsidiary names), all as provided more fully in Sections 2.2(a) and 5.6 below; and
     (n) all books and records of Western pertaining to the Western Warranties.
1.3 Excluded Assets. Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Excluded Assets (as defined below) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Seller and the Subsidiaries after the Closing. The term “Excluded Assets” means:
     (a) all minute books, stock records, tax returns and similar corporate records of Seller and the Subsidiaries (other than Western);
     (b) all claims of Seller for any federal, provincial, local or foreign Tax refunds;
     (c) all cash and cash equivalents (other than cash described in Section 1.2(a));
     (d) any of Seller’s Employee Plans not described in Schedule 3.17 or otherwise provided for herein;
     (e) all of Seller’s insurance policies;

     (f) all real property listed on Schedule 1.3(f) hereto (the “Excluded Real Property”);
     (g) all counterclaims or crossclaims relating to litigation, investigations and other matters within the definition of Excluded Liabilities;
     (h) all personal items of the Principals listed on Schedule 1.3(h) hereto to the extent not needed in the conduct of the Business;
     (i) Seller’s shares in Oncology Research International Ltd. (the “Excluded Business”);
     (j) all stock or other equity interests in any entity other than the Subsidiaries held by Seller;
     (k) any refunds or credits with respect to Excluded Taxes and any input tax credits receivable under the Excise Tax Act in respect of GST paid or payable by Seller under that Act in respect of Goods and Services acquired for the Business prior to the Effective Time; and
     (l) all the issued and outstanding shares of Western Guarantee Corporation (a body corporate pursuant to the laws of British Columbia) (“Western”) and all issued and outstanding shares of any of the subsidiaries which are not amalgamated with Seller pursuant to Section 6.19 of this Agreement.
1.4 Certain Liabilities Assumed. Upon the terms and subject to the conditions of this Agreement, Buyer shall assume and agree to pay, perform and discharge only the following (subject to the limitations in Section 1.5), which shall be referred to herein collectively as the “Assumed Liabilities”:
     (a) all accounts payable and accrued liabilities of Seller and the Subsidiaries arising in the ordinary course of the Business, or payable under the Floorplan Program (comprising as at the date of this Agreement those notes payable listed in Schedule 1.4(a)) with ordinary course payment terms, but only to the extent included in the calculation of Closing Working Capital (as defined in Appendix A) in accordance with Sections 1.6 and 1.8;
     (b) all obligations and liabilities of Seller and the Subsidiaries under the written warranties, forms of which are set forth on Schedule 3.27, given by them in the ordinary course of the Business consistent with past practice on or prior to the Closing Date, but solely for, and only to the extent of, claims or requests of customers for service and/or repair or replacement (“Ordinary Course Warranty Claims”) and, for greater certainty, excluding any obligations or liabilities in connection with existing litigation relating to Ordinary Course Warranty Claims or otherwise and any obligations or liabilities relating to any other Seller Product Liability Claims;
     (c) all obligations and liabilities of Seller and the Subsidiaries under the Assigned Contracts, including the Floorplan Program, to the extent that such obligations and liabilities do not remain the responsibility of Seller hereunder; and
     (d) all obligations and liabilities of Western to customers under the Western Warranties.

1.5 Liabilities Not Assumed. The term “Excluded Liabilities” means any and all obligations, liabilities, contracts or commitments of Seller of any kind or nature whatsoever, whether known or unknown, liquidated or unliquidated, accrued, absolute, contingent, or otherwise, except for the Assumed Liabilities listed in Section 1.4. The Excluded Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller or the Subsidiaries. Without limiting the generality of the foregoing, Excluded Liabilities shall include, but are not limited to, the following:
     (a) any obligations or liabilities of Seller and the Subsidiaries arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers, brokers and others;
     (b) any obligations or liabilities for Seller Product Liability Claims (as defined in Appendix A);
     (c) any obligations or liabilities of Seller and the Subsidiaries arising under or incurred in connection with any Employee Plan providing benefits to any present or former employee of Seller and the Subsidiaries, except to the extent such obligation or liability relates to any such employee hired by Buyer hereunder in respect of any period after the Effective Time and in connection with any Employee Plans included in the Acquired Assets, including vacation pay (subject to proration pursuant to Section 6.1(a)) and severance;
     (d) any obligations or liabilities of Seller and the Subsidiaries for any present or past employees, agents or independent contractors of Seller and the Subsidiaries, including, without limitation, any workers’ compensation claims and employee severance claims, except to the extent such obligation or liability relates to any such employee, agent or independent contractor hired or retained by Buyer hereunder in respect of any matter occurring after the Effective Time (it being acknowledged by Buyer that the vacation, benefit and severance entitlements of the Hired Employees shall reflect their total period of service to the Business and not just the period of employment with Buyer);
     (e) any obligations or liabilities with respect to the litigation, investigations and other matters set forth in Schedule 3.23;
     (f) any obligations or liabilities for Liens of Seller and the Subsidiaries except Permitted Liens;
     (g) any obligations or liabilities for any Taxes (as defined in Appendix A) of Seller and the Subsidiaries;
     (h) any obligations or liabilities for any Environmental Claim (as defined in Appendix A), except as contemplated by Section 6.18;
     (i) any obligations or liabilities of Seller and the Subsidiaries relating to the Excluded Business; and

     (j) any other obligation or liability of Seller and the Subsidiaries of any kind or nature, whether now in existence or hereafter arising, not constituting Assumed Liabilities.
1.6 Purchase Price. The consideration for the Acquired Assets will be:
     (a) an amount (the “Cash Purchase Price”) equal to:
(i) $114,000,000; and
(ii) plus or minus, as the case may be, the amount by which Closing Working Capital is greater than or less than, respectively, the Target Working Capital (the “Working Capital Adjustment”). “Closing Working Capital” means the amount calculated by subtracting Current Liabilities of Seller included in the Assumed Liabilities under this Agreement as of the Closing Date (including notes payable under the Floorplan Program) from the Current Assets of Seller included in the Acquired Assets under this Agreement as of the Closing Date (including notes receivable under the Floorplan Program); and then subtracting from that resulting amount a further amount of $200,000 as a credit to Buyer for the assumption of the obligations under the Western Warranties. “Current Assets” means that portion of the Acquired Assets (including customer deposits to the extent of a cash credit pursuant to Section 1.2(a)) that constitute current assets as determined in accordance with GAAP (as defined in Appendix A), and “Current Liabilities” means trade accounts payable plus accrued expenses as determined in accordance with GAAP. “Target Working Capital means $9,200,000; and
     (b) the assumption of the Assumed Liabilities.
1.7 Payment of Cash Purchase Price. The Cash Purchase Price shall be paid as follows:
     (a) Seller’s good faith estimate of the Working Capital Adjustment and the Cash Purchase Price based thereon calculated in accordance with GAAP as at the Effective Time is attached as Schedule 1.7(a). For Closing purposes, the estimated Cash Purchase Price will be calculated based upon Seller’s estimate without prejudice to the right of Buyer to review this estimate and related accounting treatments in accordance with the final determination of Cash Purchase Price pursuant to Section 1.8.
     (b) At the Closing, Buyer shall:
(i) pay to Seller a cash closing payment (the “Closing Payment”) equal to Seller’s good faith estimate of the Cash Purchase Price (in accordance with Section 1.7(a)) less the amount of the Escrow Fund and the Note. Payment shall be made by wire transfer to an account specified by Seller;
(ii) deliver the sum of $10,000,000 (the “Escrow Fund”) into escrow to be held and distributed by HSBC Trust Company (Canada) (the “Escrow Agent”) for a period of eighteen (18) months after the Closing Date in accordance with the terms of the Escrow Agreement, including, but not limited to, a provision providing that the Escrow Fund is owned by Seller but with no claim of right of Seller to release of such funds until such time that the Escrow Fund is, or portions thereof are, released to Seller in accordance with the terms of escrow, in substantially the form as Exhibit A (the “Escrow Agreement”); and
(iii) deliver that certain promissory note in the amount of $24,000,000 (the “Note”) in the form attached hereto as Exhibit B, together with the security contemplated in Exhibit “G”.
1.8 Calculation of Cash Purchase Price.
     (a) On or before the 90th calendar day following the Closing Date, Buyer shall at its expense (i) prepare, or cause to be prepared, an audited balance sheet of Seller as of the Effective Time, and a calculation of the Closing Working Capital and the Cash Purchase Price based thereon (collectively, the “Closing Working Capital Calculation”) and (ii) deliver the Closing Working Capital Calculation to Seller. Seller and its Representatives (as defined in Appendix A) shall have the right to observe the physical inventory performed by Buyer and its Representatives in connection with the preparation of the Closing Working Capital Calculation. The Closing Working Capital Calculation shall be determined in accordance with GAAP and Section 1.6 hereof.
     (b) During the 30-day period following delivery of the Closing Working Capital Calculation to Seller, Buyer shall provide reasonable access to Seller during normal business hours to review the books, records, accounting records and accounting work papers used in the preparation of the Closing Working Capital Calculation. The Cash Purchase Price as calculated by Buyer shall become final and binding upon the parties on the 30th calendar day following delivery of the Closing Working Capital Calculation, unless Seller gives written notice of its disagreement (the “Notice of Disagreement”) no later than the 45th day following the delivery of the Closing Working Capital Calculation with the calculation of the Cash Purchase Price to Buyer prior to such date. The Notice of Disagreement shall specify in reasonable detail the nature and basis of any disagreement so asserted.
     (c) If Seller duly and timely delivers to Buyer the Notice of Disagreement, then the calculation of the Cash Purchase Price shall become final and binding upon the parties on the earlier of (x) the date the parties resolve in writing all differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all disputed matters are finally resolved in writing by the Reviewing Accountant (as defined below). If the parties fail to resolve the issues outstanding with respect to the Notice of Disagreement and the calculation of the Cash Purchase Price within 30 days after Buyer’s receipt of the Notice of Disagreement, the parties shall submit the issues remaining in dispute to a partner having relevant expertise at a nationally recognized independent public accounting firm that is not performing and has not performed within the prior three years any work for Parent (or any of its subsidiaries or affiliates) as shall be agreed upon by the parties in writing (the “Reviewing Accountant”). Seller and Buyer shall jointly instruct the Reviewing Accountant that it (A) shall act as an expert and not as an arbitrator, (B) shall review only the matters that were properly included in the Notice of Disagreement, (C) shall make its determination based upon the terms and conditions set forth in this Section 1.8(c) and within the range of (1) the amount of Cash Purchase Price set forth in the

Closing Working Capital Calculation and (2) the amount of Cash Purchase Price set forth in the Notice of Disagreement and (D) shall render its decision within 60 days after the referral of the dispute to the Reviewing Accountant for a decision pursuant hereto. The determination by the Reviewing Accountant shall be final, binding and conclusive on the parties. The fees and expenses of the Reviewing Accountant incurred in rendering any judgment pursuant to this Section 1.8 shall be borne one-half by Seller and one-half by Buyer. The fees and expenses of Seller’s advisors incurred in connection with their review of the Closing Working Capital Calculation and, if applicable, the Notice of Disagreement, shall be borne by Seller, and the fees and expenses of Buyer’s advisors incurred in connection with its preparation of the Closing Working Capital Calculation, and, if applicable, the Notice of Disagreement, shall be borne by Buyer. Judgment may be entered upon the determination of the Reviewing Accountant in any court having jurisdiction over the party against which such determination is to be enforced.
     (d) Within five (5) business days after the calculation of the Cash Purchase Price becomes final and binding on the parties pursuant to this Section 1.8, Buyer or Seller, as the case may be, shall make the following payment:
(i) If the Cash Purchase Price is greater than the Closing Payment, Buyer shall pay to Seller the amount of such difference by wire transfer to an account specified by Seller; or
(ii) if the Cash Purchase Price is less than the Closing Payment, Seller shall pay to Buyer the amount of such difference by wire transfer to an account specified by Buyer.
1.9 Allocation. The Purchase Price shall be allocated in accordance with Schedule 1.9 as at the Effective Time. After the Closing, the parties shall adjust Schedule 1.9 to correspond to the amounts set forth in the Closing Working Capital Calculation (as finally determined in accordance with Section 1.8) and then make consistent use of the allocation, fair market value and useful lives specified in Schedule 1.9 (as so adjusted) for all Tax purposes and in all filings, declarations and reports with the Canada Revenue Agency or any provincial sales tax agency, as the case may be. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller nor the Shareholder nor the Principals shall contend or represent that such allocation is not a correct allocation.
1.10 Tax Elections.
     (a) ETA. Buyer and Seller shall elect jointly under s. 167(1) of the Excise Tax Act (Canada), in the form prescribed for the purpose of that subsection, in respect of the sale and transfer of the Acquired Assets hereunder, and Buyer shall file such election not later than the deadline for filing its GST return for its reporting period that includes the Closing Date.
     (b) Receivables. Seller and Buyer shall execute jointly an election in the form prescribed in the Income Tax Act (Canada) to have section 22 of the Income Tax Act (Canada) apply in respect of the transfer of any debts included in Seller’s income for purposes of the Income Tax Act (Canada) and of any loans made in the ordinary course of the Business.

     (c) Liabilities. Seller and Buyer shall jointly elect under subsection 20(24) of the Income Tax Act (Canada) in respect of an undertaking of Seller for which Seller has included an amount in income under paragraph 12(1)(a) of the Income Tax Act (Canada) and where such undertaking is being assumed by Buyer. The elected amount is specifically recognized to be payment in consideration of the deferred income and other customer deposits included within the Acquired Assets.
     (d) Noncompetition. The Shareholder and Buyer shall jointly elect under proposed section 56.4(7) of the Income Tax Act (Canada) (as if that provision were in effect) that the Shareholder will not be taxable on any fair market value which may be imputed by the Canada Revenue Agency to the noncompetition covenants of the Shareholder granted pursuant to this Agreement.
ARTICLE 2
CLOSING
2.1 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fasken Martineau DuMoulin LLP, 2900 – 550 Burrard Street, Vancouver, B.C. V6C 0A3 at 10:00 a.m., local time, on December 21, 2007, or at such other location, time or date as may be mutually agreed upon between Buyer and Seller (such time and date being herein called the “Closing Date”), and shall be effective as of the Effective Time (as defined in Section 2.6).
2.2 Deliveries at the Closing. At the Closing:
     (a) Seller shall deliver to Buyer:
(i) a duly executed general assignment and bill of sale in the form attached hereto as Exhibit “C” (“Bill of Sale”) from itself and each of its Subsidiaries, as the case may be (including a Bill of Sale and related documentation from Dynamic to 0811456 B.C. Ltd. (“Subco”), a subsidiary of Buyer) and such deeds, assignments and other instruments of transfer relating to the Acquired Assets in form and substance reasonably satisfactory to Buyer and its counsel;
(ii) the duly executed assignment and assumption agreement in the form attached hereto as Exhibit “D” (the “Assumption Agreement”) with Buyer or Subco, as applicable, together with an Assumption Agreement from Western to the Buyer re the Western Warranties
(iii) the various agreements, certificates and other documents and instruments referred to in Section 7.1;
(iv) Copies of a certificate of status confirming the incorporation of Seller certified as of a recent date by the Registrar of Companies for the Province of Alberta;

(v) Certificate of good standing of Seller issued as of a recent date by the Registrar of Companies for the Provinces of Alberta, British Columbia and Saskatchewan, respectively as applicable;
(vi) Certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (a) no amendments to the Memorandum or Articles of Seller since November 1, 2007 (except to the extent of the amalgamation, if undertaken, contemplated by Section 6.19 hereof, and including particulars of any such amalgamation); (b) the resolutions of the Board of Directors of Seller and the Subsidiaries authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (c) incumbency and signatures of the officers of Seller executing this Agreement and any documents required hereunder;
(vii) All consents, waivers or approvals obtained by Seller with respect to the consummation of the transactions contemplated by this Agreement;
(viii) The employment agreement between Robert Adria and the Buyer in the form attached hereto as Exhibit “E” (the “Employment Agreement”);
(ix) The noncompetition agreements executed by Robert Adria, Brian Holterhus, the Seller, the Shareholder and each of the three plant managers referenced in Schedule 2.2(a)(ix) in the forms attached hereto as Exhibit “F” (the “Noncompetition Agreements”);
(x) With respect to the Leased Real Property, a consent and estoppel certificate from each landlord confirming that the respective lease for Leased Real Property held by Seller continues in full force and effect and that the landlord is not aware of any default thereunder by Seller, and consenting to the assignment of the lease to the Buyer;
(xi) Assignment and assumption agreements regarding each lease of Leased Real Property assigning to Buyer all of Seller’s (or the Subsidiary’s, as the case may be) right, title and interest in, to and under each lease of Leased Real Property;
(xii) Certified copy of a special resolution of the shareholders of Seller (and of each Subsidiary and Western as applicable) approving the sale of all or substantially all of the assets of the Seller (or the Subsidiary or Western) pursuant to this Agreement;
(xiii) Transfers and deeds of conveyance transferring to Buyer title in fee simple to all Owned Real Property;
(xiv) An opinion of Canadian counsel to Seller regarding this Agreement and the closing documents with respect to capacity, authority, execution and enforceability in such reasonable form and content as approved by Buyer, acting reasonably;

(xv) possession of the Acquired Assets to the extent in the possession of Seller as of the Closing (products in shipment, consignment inventory, work in process at remote sites and other such items will come into the possession of Buyer in the ordinary course of business) and the books and records of Western pertaining to the Western Warranties;
(xvi) if not previously delivered to Buyer, the original Contracts and Permits to the extent in the possession of Seller;
(xvii) resolutions of the shareholders and Directors of Seller and the Subsidiaries, as applicable, to change their respective names to names which do not include nor could be confusing with any name included in the Acquired Assets, and including all filings of articles and related documentation to permit full activation of such changes with the respective Registrars of Companies in Alberta, British Columbia and Saskatchewan and any other jurisdiction in which Seller or such Subsidiary has carried on the Business;
(xviii) written consent of Seller and the Subsidiaries to the use by Buyer of the name “SRI” and the names and trade names of the Subsidiaries as a corporate name or trade name (or any variation thereof, such as “SRI”, “SRI Homes”, etc.);
(xix) written consents to the transfer of certain of the Material Contracts from third parties from whom such consent is required pursuant to the terms of the Material Contracts;
(xx) such instruments of transfer, assignments, notifications and other documentation necessary or desirable for Seller to transfer to Buyer the Permits or to assist Buyer in obtaining issuances of all necessary Permits, subject always to the assumption by Buyer of the Permits and/or issuance of the Permits, including, without limitation, payment by Buyer of all applicable application fees and/or other charges related to the transfer of the Permits and/or the issuance of the Permits for periods commencing on or after the Closing Date, as applicable;
(xxi) as applicable, a certificate from the Commissioner of Social Service Tax, pursuant to s. 99 of the Social Service Tax Act (British Columbia) (a “Tax Certificate”) and any comparable legislation under the laws of Alberta or Saskatchewan, confirming that all Social Service Tax remittances (or other Provincial sales taxes applicable) required to be paid by Seller in connection with the Business have been paid up to the date specified in such Tax Certificate; provided that if (i) a Tax Certificate is applied for by Seller’s counsel and not received by the Closing Date, and (ii) Buyer has not received any form of notice of non-payment by Seller with respect to any Social Service Tax remittances, then Buyer, in lieu of a Tax Certificate, shall accept from Seller reasonable proof of payment of all Social Service Tax remittances, with delivery of the Tax Certificate to follow after the Closing;

(xxii) a statement of Closing adjustments, reflecting prorations, wages and salary payments and similar matters, if any, signed by Seller;
(xxiii) the Escrow Agreement duly signed by Seller;
(xxiv) the tax elections signed by Seller as contemplated by Section 1.10 of this Agreement;
(xxv) social services tax and other sales tax remittance forms, as applicable, in respect of those portion of the Acquired Assets in respect of which such taxes are exigible, duly executed by the Seller or the Subsidiary, as the case may be;
(xxvi) discharges of all Liens other than Permitted Liens duly executed by each Lien Holder in form suitable for registration at all applicable offices of public record; and
(xxvii) such other bills of sale, deeds and instruments and documents of conveyance and transfer, in form and substance reasonably satisfactory to Seller and its counsel and Buyer and its counsel, as shall be necessary and effective to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement and to convey, transfer and assign to and vest in Buyer good and marketable title in and to the Acquired Assets, subject to the provisions of this Agreement.
     (b) Buyer shall deliver or cause to be delivered to Seller the following:
(i) the Closing Payment;
(ii) the Note, with the security contemplated by Exhibit “G”;
(iii) a certificate of the Secretary of Buyer, in form and substance reasonably satisfactory to Seller and its counsel, regarding Buyer’s charter documents, good standing, all board and stockholder resolutions relating to the Transactions contemplated by this Agreement and the incumbency of Buyer’s officers/managers;
(iv) the Assumption Agreement and such other bills of sale and deeds with covenants of warranty, assignments, endorsements and other good and sufficient instruments and documents of conveyance and transfer, in form and substance reasonably satisfactory to Seller and its counsel and Buyer and its counsel, as shall be necessary and effective to cause Buyer (or Subco in the case of Assumed Liabilities of Dynamic) to duly assume the Assumed Liabilities;
(v) a certified copy of a resolution of the Board of Directors of the Parent approving the granting of the covenants of the Parent contained in this Agreement;

(vi) certified copies of resolutions of the directors of Buyer approving the completion of the purchase of the Business and the Purchased Assets and the assumption of the Assumed Liabilities, and the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Buyer pursuant to this Agreement;
(vii) an opinion of Canadian counsel to Buyer regarding this Agreement and the closing documents contemplated hereby with respect to capacity, authority, execution and enforceability in such form and content as approved by Seller acting reasonably;
(viii) a statement of Closing adjustments signed by Buyer, if applicable;
(ix) any applicable tax elections signed by Buyer as contemplated by Section 1.10 of this Agreement;
(x) the Escrow Agreement duly signed by Buyer and the Escrow Agent;
(xi) confirmation of payment of the Escrow Fund to the Escrow Agent;
(xii) Copies of Buyer’s Certificate of Incorporation certified as of a recent date by the Registrar of Companies for the Province of Alberta, Canada;
(xiii) Reasonable evidence of good standing of Buyer with the Registrar of Companies for the Province of British Columbia;
(xiv) The certificate contemplated by Section 7.2(a), duly executed by an authorized signatory of Buyer;
(xv) The Employment Agreement duly executed by Buyer;
(xvi) The Noncompetition Agreements duly executed by Buyer (following execution by the Seller, the Shareholder, each of the Principals and each of the three plant managers referenced in Schedule 2.2(a)(xvi));
(xvii) social services tax and other sales tax remittance forms, as applicable, in respect of those portion of the Acquired Property in respect of which such taxes are exigible, duly executed by the Buyer;
(xviii) Payments to each applicable Provincial taxation authority in respect of the Social Services Tax or other Provincial sales taxes exigible on the Acquired Assets; and
(xix) such other documents as Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.

     (c) Further Assurances.
(i) Seller from time to time after the Closing, at Buyer’s request and expense, will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably request in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Acquired Assets, or to better enable Buyer to complete, perform or discharge any of the Assumed Liabilities or to confirm that the Buyer is not responsible for the Excluded Liabilities; and
(ii) Buyer from time to time after the Closing, at Seller’s request and expense, will execute, acknowledge and deliver to Seller such other instruments of assumption and will take such other actions and execute and deliver such other documents, certifications and further assurances as Seller may reasonably request in order to vest more effectively in Buyer, any of the Assumed Liabilities.
2.3 Consents of Third Parties.
     (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, would constitute a violation of statute, rule or regulation, or would in any way adversely affect the rights of Seller or, upon transfer, Buyer under such asset. If any transfer or assignment by Seller to, or any assumption by Buyer of, any interest in, or liability, obligation or commitment under, any asset requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained. To the extent any Assigned Contract may not be assigned to Buyer by reason of the absence of any such consent, Buyer shall not be required to assume any Assumed Liabilities arising under such Assigned Contract.
     (b) If any such consent is not obtained prior to the Closing, Seller and Buyer shall cooperate (at their own expense) in any lawful and reasonable arrangement reasonably proposed by Buyer under which Buyer shall obtain the economic claims, rights and benefits under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to Buyer of any and all rights of Seller against the other party to such third-party agreement arising out of a breach or cancellation thereof by the other party, and (ii) the enforcement by Seller of such rights. To the extent, and only to the extent, Buyer is able to receive the economic claims, rights and benefits under such asset, Buyer shall be responsible for the Assumed Liabilities, if any, arising under such asset.
2.4 Closing Procedures. On the Closing Date, Seller’s counsel shall deliver all closing documents and items required pursuant to Section 2.2(a) of this Agreement to Buyer’s counsel, and Buyer’s counsel shall deliver all documents and items required pursuant to Section 2.2(b) of this Agreement to Seller’s counsel.

After each of Seller’s counsel and Buyer’s counsel are satisfied with such deliveries, Buyer shall instruct Buyer’s counsel to proceed to submit the documents relating to the transfer of the Owned Real Property, and registration of assignments of leases of all Leased Real Property, into the name of Buyer (the “Land Transfer Documents”), for registration in the Governmental Land Title Office in British Columbia, Alberta and Saskatchewan, as applicable, (in each case, the “LTO”, respectively) and otherwise to be governed, as to the Closing, by the terms of this Section 2.4. After conducting LTO satisfactory pre-application index search, Buyer’s counsel shall make application to register the Land Transfer Documents in each LTO. Upon receipt by Buyer’s counsel of (A) a satisfactory post application search of the BC Real Property which indicates that, in the normal routine of the LTO, title to the Owned Real Property will be issued in the name of Buyer subject only to the Permitted Liens, and (B) confirmation that the Alberta and Saskatchewan Land Transfer Documents have been filed for registration in the respective LTO’s and (C) confirmation of the issuance of a gap title policy in respect of the Estevan, Saskatchewan Real Property, the Closing documents previously delivered as set forth above shall be considered to have been fully delivered and all payments due on the Closing Date shall be made in accordance with the terms of this Agreement.
2.5 Concurrent Delivery. It shall be a condition of the Closing that all matters of payment and the execution and delivery of documents by any party to the others pursuant to the terms of this Agreement shall be concurrent requirements and that nothing will be complete at the Closing until everything required to complete the Closing has been paid, executed and delivered, as the case may be.
2.6 Transfer of Purchased Assets. Subject to compliance with the terms and conditions of this Agreement, the transfer of the Acquired Assets to Buyer shall be deemed to take effect as at the close of business on December 21, 2007 (the “Effective Time”).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
     Subject to the indemnification provisions set forth in Article 8 and the limitations of Section 8.7, Seller, the Shareholder and each Principal, jointly and severally, represent and warrant to Buyer as follows:
3.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on the Business as and where now being conducted. Seller has heretofore delivered to Buyer complete and correct copies of Seller’s Articles of Incorporation and Bylaws, as currently in effect.
3.2 Qualification; Location of Business and Assets. Seller is duly licensed or qualified to do business as an extra-provincial corporation and is in good standing in the jurisdictions set forth in Schedule 3.2, which jurisdictions are the only jurisdictions wherein the character or location of the properties owned or leased or the nature of activities conducted by Seller make such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect (as defined in Appendix A). There has not been any claim by any jurisdiction to the effect that Seller is required to qualify or otherwise to be authorized to do business as a foreign corporation in any jurisdiction in which Seller has not qualified or obtained such authorization. Set forth in Schedule 3.2 is each location where Seller (a) has a place of business, or (b) owns or leases property.
3.3 Subsidiaries and Investments. Except as set forth in Schedule 3.3, and the shares of Western and Dynamic, all of which Seller is retaining, Seller holds no stock or other interest (including an equity, voting or management interest), either of record, beneficially or equitably, in any firm, venture, corporation, partnership, association, trust or other entity.
3.4 Authority and Enforceability. Seller, the Shareholder and the Principals have full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the Noncompetition Agreements, and the other agreements and documents to be executed and delivered by Seller, the Shareholder and the Principals pursuant to the provisions of this Agreement (the “Seller Documents”) have been duly authorized by all necessary action on the part of Seller, the Shareholder and the Principals. This Agreement has been, and at the Closing the Seller Documents shall be, duly executed and delivered by Seller, the Shareholder and the Principals and constitutes, or shall constitute, the legal, valid and binding obligations of Seller, the Shareholder and the Principals enforceable in accordance with their respective terms.
3.5 Third-Party Consents and Approvals. Except as set forth in Schedule 3.5, no consent, authorization, waiver, ratification or approval of, and no registration or filing with, any third parties or any Governmental Authority (as defined in Appendix A), is required for the execution, delivery and performance of this Agreement and the Seller Documents by Seller, the Shareholder and the Principals, and the consummation of the transactions contemplated hereby and thereby.
3.6 No Conflict or Violation. The execution, delivery and performance of this Agreement and the Seller Documents, the consummation by Seller, the Shareholder and the Principals of the transactions contemplated hereby and thereby, and the compliance with the terms hereof and thereof do not and will not directly or indirectly (with or without notice, the passage of time, or both), (a) violate any provision of the Articles of Incorporation or Bylaws of Seller, (b) except as set forth in Schedule 3.6, violate, conflict with or result in a breach of or constitute a default under, any term, condition, or provision of any agreement, contract, mortgage, lease or other instrument, document or understanding to which Seller, the Shareholder or either Principal is a party, by which Seller, the Shareholder or either Principal may have rights or by which any of the assets of Seller, the Shareholder or either Principal may be bound or affected, (c) violate any Law applicable to Seller, the Shareholder or either Principal or its or his respective assets, (d) except as set forth in Schedule 3.6, give any person the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller, the Shareholder or the Principals relating to the Business or assets of Seller, or (e) result in the creation of any Lien on any of the Acquired Assets.
3.7 Financial Condition and Liabilities. Seller has previously delivered to Buyer true and complete copies of (a) the audited consolidated balance sheets of Seller as of February 28, 2007 and February 28, 2006 (which incorporates balance sheet information as of February 28, 2005), and the related audited statements of income, cash flow and shareholders equity for the fiscal years then ended, together with the related notes thereto and the report thereon of its independent public accountant (collectively, the “Financial Statements”), and (b) the unaudited balance sheets of Seller and Western as of October 31, 2007 and October 31, 2006 in the case of Seller and also November 30, 2007 in the case of Western (the “Pre-closing Balance Sheet”), and related statements of income and cash flow for the periods then ended, all of which are in accordance with the books and records of Seller and Western (as applicable) and have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods involved, except, as to unaudited financial statements, that no notes to such financial statements are included. Such balance sheets fairly present in all material respects the financial condition, assets and liabilities of Seller and Western respectively as of the dates indicated, and such statements of income, cash flow and shareholders equity fairly present in all material respects the results of operations, cash flows and shareholders equity of Seller and Western respectively for the periods indicated, subject, in the case of unaudited statements, to normal year-end audit adjustments. Except as set forth in Schedule 3.7, Seller has no liability or obligation of any nature, whether due or to become due, fixed, contingent, accrued or otherwise, including liabilities for or in respect of federal, provincial, local and foreign taxes and any interest or penalties relating thereto, except (a) to the extent fully reflected as a liability on the Pre-closing Balance Sheet and (b) liabilities incurred in the ordinary course of business consistent with past practices since October 31, 2007, in the case of Seller and also November 30, 2007 in the case of Western, and fully reflected as liabilities on Seller’s or Western’s books of account, none of which, individually or in the aggregate, has been materially adverse. Buyer acknowledges the interim financial statements provided exclude certain adjustments that are made only at year-end.
3.8 Absence of Certain Changes. Except as set forth in Schedule 3.8, since October 31, 2007, neither Seller nor Western has:
     (a) sold, leased, transferred or assigned any material Acquired Assets, other than in the ordinary course of business;
     (b) accelerated, terminated or cancelled any Contract (or series of related Contracts) involving Acquired Assets with annual payments of more than $50,000 to which the Seller is a party or by which it is bound, other than customer orders cancelled in the ordinary course of business;
     (c) canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving Acquired Assets or the Business with more than $25,000 outside the ordinary course of business;
     (d) experienced any material damage, destruction or loss (whether or not covered by insurance) to any of the Acquired Assets;
     (e) granted an increase in the base compensation of any officer or employee outside the ordinary course of business;

     (f) failed to make any material expenditures in connection with the normal maintenance, repair and replacement of the material Acquired Assets used in connection with the operation of the Business in accordance with its past custom and practice;
     (g) materially changed any of its methods of accounting or any other accounting practice;
     (h) suffered any Material Adverse Effect and, to the knowledge of Seller, the Shareholder and each of the Principals, no event has occurred or circumstance exists that could reasonably be expected to have a Material Adverse Effect;
     (i) made or committed to make any capital expenditures or capital additions or betterments exceeding in the aggregate $50,000 in connection with the Acquired Assets; or
     (j) except as set forth in Schedule 3.8(j), instituted, settled, or agreed to settle any litigation, action, proceeding, or arbitration related to the Acquired Assets or the Business.
3.9 Accounts Receivable. The Receivables of Seller as set forth in the Pre-closing Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims (other than returns in the ordinary course of business). To the knowledge of Seller, the Shareholder and each of the Principals, the reserve for doubtful accounts on the Pre-closing Balance Sheet is adequate and has been determined in accordance with generally accepted accounting principles consistent with past practice.
3.10 Inventories. All Inventory of Seller reflected on the Pre-closing Balance Sheet or acquired since the date thereof (a) was acquired and has been maintained in the ordinary course of business; (b) is merchantable; (c) consists of items of a quality and quantity usable and, with respect to finished goods, saleable in the ordinary course of business; (d) is valued at the lower of cost or market value; and (e) is not subject to any write-down or write-off. The quantities of all lines of inventory are reasonable and appropriate in the present circumstances of the Business of Seller. The inventories of raw materials and component parts are sufficient to satisfy the current business needs of the Business therefor, consistent with the historical sales trends of the Business. Except as specifically reserved on the Pre-closing Balance Sheet, none of the Inventory of Seller is obsolete. Seller is not under any liability or obligation with respect to the return of Inventory in the possession of wholesalers, retailers or other customers, save and except to the extent provided for in the Floorplan Program and the repurchase obligations set forth in Schedule 3.18.
3.11 Title; Business Assets. Seller has good and marketable title to all of the Acquired Assets free and clear of all Liens of any nature whatsoever, except: (i) as set forth on Schedule 3.11, and (ii) Permitted Liens. The Acquired Assets constitute all the assets and properties that are owned or used or held for use by Seller and that are necessary to conduct the Business as presently conducted, and to perform all of the contracts, leases, agreements, commitments, purchase orders, work orders, customer orders, and other arrangements of Seller.

3.12 Condition of Assets. All of the buildings, structures and fixtures included within the Acquired Assets owned or leased by Seller are in good operating condition and repair in all material respects, subject only to ordinary wear and maintenance, and are usable in the regular and ordinary course of business. Except as set forth in Schedule 3.12, all the Personal Property owned or leased by Seller material to the Business, operations or financial condition of Seller is in good operating condition and repair in all material respects, subject only to ordinary wear and maintenance, and are usable in the regular and ordinary course of business.
3.13 Owned Real Property.
     (a) Schedule 3.13(a) contains a correct legal description, street address and tax parcel identification number of all Real Property included within the Acquired Assets in which Seller has an ownership interest, other than the Excluded Real Property (“Owned Real Property”).
     (b) The Owned Real Property and Leased Real Property (as defined in Appendix A) constitutes all of the Real Property used in the Business. There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the knowledge of Seller, the Shareholder and each of the Principals, threatened, affecting any parcel of the Owned Real Property or any portion thereof or interest therein. All utility services or systems for the Owned Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon. To the knowledge of Seller, the Shareholder and each of the Principals, the classification of each parcel of Owned Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of the Business as currently conducted thereon, and permits the improvements located thereon as currently constructed, used and occupied. To the knowledge of Seller, the Shareholder and each of the Principals, there are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning laws, ordinances and regulations. To the knowledge of Seller, the Shareholder and each of the Principals, the Owned Real Property, or any easement affecting the Owned Real Property, does not violate any building lines or set-back lines, and there are no encroachments onto the Owned Real Property or any portion thereof.
     (c) True and complete copies of (i) all deeds, existing title insurance policies and surveys of or pertaining to the Owned Real Property and (ii) all instruments, agreements and other documents evidencing, creating or constituting any Liens on Real Property have been delivered to Buyer.
3.14 Leased Real Property.
     (a) Schedule 3.14 sets forth a true and complete list of all Real Property and interests in Real Property included within the Acquired Assets that are leased, subleased or occupied by Seller (“Leased Real Property”). Seller has delivered to Buyer a true and complete copy of each such lease, sublease or occupancy agreement, together with all amendments thereto, with respect to any Leased Real Property (“Real Property Leases”), and in the case of any oral Real Property Lease, a written summary of the material terms thereof. With respect to each Real Property Lease, (i) each such Lease is legal, valid, binding, enforceable and in full force and effect, and Seller is in possession of such leased property, (ii) neither Seller nor, to the knowledge of Seller, the Shareholder and each of the Principals, any other party to such Lease is in breach or default under such Lease in any material respect, and, to the knowledge of Seller, the Shareholder and each of the Principals, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease and (iii) Seller has not subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any portion thereof.
     (b) There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the knowledge of Seller, the Shareholder and each of the Principals, threatened, affecting any parcel of the Leased Real Property or any portion thereof or interest therein. All utility services or systems for the Leased Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon. To the knowledge of Seller, the Shareholder and each of the Principals, the classification of each parcel of Leased Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of the Business as currently conducted thereon, and permits the improvements located thereon as currently constructed, used and occupied. To the knowledge of Seller, the Shareholder and each of the Principals, there are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning laws, ordinances and regulations. To the knowledge of Seller, the Shareholder and each of the Principals, the Leased Real Property, or any easement affecting the Leased Real Property, does not violate any building lines or set-back lines, and there are no encroachments onto the Leased Real Property or any portion thereof.
3.15 Leased Personal Property. Schedule 3.15 contains a correct and complete list of all leases and other agreements included within the Acquired Assets under which Seller leases, holds or operates any Personal Property owned by any other person. Seller has delivered to Buyer true, correct and complete copies of all such leases and agreements. All of such leases and agreements are valid, binding, enforceable and in full force and effect, Seller is not in material default thereunder and, to the knowledge of Seller, the Shareholder and each of the Principals, no event has occurred which, with notice or lapse of time or both, would constitute a material default or permit termination, modification or acceleration thereunder.
3.16 Employment Matters.
     (a) Schedule 3.16 lists the name, date of hire and/or appointment and current annual salary, commissions, allowances or wage rates, along with any arrangement to increase such annual salary, commissions, allowances or wage rates, of (i) each present director and officer, and (ii) each employee of Seller whose employment is not subject to the union certification and collective agreement referred to in Schedule 3.16, together with a statement of the nature of the services rendered.
     (b) Through the Closing Date, Seller shall make all statutory contributions in respect of its employees including, without limitation, employment insurance premiums, Canada Pension Plan and income tax remittances, and workers’ compensation premiums and assessments, and all employee benefit payments.
     (c) Except as disclosed on Schedule 3.16:

(i) Seller is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of its employees nor is any such contract or agreement presently being negotiated;
(ii) There are no applications, complaints, grievances, charges or other proceedings brought by or affecting employees of Seller which are material individually or in the aggregate and no such matters have been threatened to the knowledge of Seller, the Shareholder and each of the Principals;
(iii) there is no labor dispute, strike, slowdown, work stoppage, lockout, human rights code violation, employment standards violation or other material labor controversy in existence, or to the knowledge of Seller, the Shareholder and each of the Principals, threatened against or otherwise affecting Seller and, except as set forth in Schedule 3.16, Seller has not experienced any such labor controversy within the past five years;
(iv) except as set forth in Schedule 3.16, Seller has paid in full, or accrued in its financial books and records, to all employees of Seller, all wages, salaries, vacation pay entitlements, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law;
(v) Seller is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, and Buyer will not have any liability under any benefit or severance policy, practice, agreement, plan, or program or under any applicable law, except in connection with Hired Employees engaged as a result of the transactions contemplated by this Agreement;
(vi) Save and except for seasonal layoffs in the ordinary course of business, Seller has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program within the past five years, nor has Seller planned or announced any such action or program for the future;
(vii) Within six (6) months prior to the date of this Agreement, Seller has not effectuated a “group termination” as defined in Provincial employment standards legislation or any comparable legislation in other jurisdictions in which the Business is carried on, affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller; and
(viii) To the knowledge of Seller, the Shareholder and each of the Principals, subject to circumstances beyond the control of Seller, the services of all essential employees of Seller will continue to be available on the same terms and at the same locations for the continuation of the Business of Seller after consummation of the transactions contemplated hereby.

     (d) Seller has given all notices required by law and any applicable collective agreements with respect to the transactions contemplated hereby and undertakes to indemnify the Buyer with respect to any claims, rulings or judgments arising by reason of failure to give any required notice.
3.17 Employee Benefit Plans.
     (a) Schedule 3.17 contains a true and complete list of all written Employee Plans (as defined in Appendix A).
     (b) Except as disclosed on Schedule 3.17: (i) all accrued contributions and other payments required to be made by the Seller to any Employee Plan through the Closing Date have been made or reserves adequate for such purposes as of the Closing Date have been set aside therefor and reflected in the Closing Working Capital Calculation; (ii) the Seller is not in default in any material respect in performing any of its contractual obligations under any of the Employee Plans or any related trust agreement or insurance contract, and (iii) and there are no outstanding or unfunded liabilities of any Employee Plan that could subject Buyer to any liability.
     (c) Except as disclosed in Schedule 3.17, neither Seller nor any of the Subsidiaries maintains or participates in any pension or retirement plan.
     (d) Except as set forth in Schedule 3.17, with respect to each of the Employee Plans:
(i) each Employee Plan has been established, maintained, funded and administered in all material respects in accordance with its governing documents, and all applicable provisions of labour, employment standards or pension benefit laws or other applicable law, and all regulations or rules promulgated thereunder;
(ii) there is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding, audit, inquiry or investigation pending or, to the knowledge of Seller, the Shareholder and each of the Principals, threatened with respect to any such Employee Plan, its related assets or trusts, or any fiduciary, administrator or sponsor of such Employee Plan;
(iii) Seller has delivered to Buyer true and complete copies of the following to the extent applicable: the current Employee Plan document, any amendments thereto, and the most recent related summary plan description, if any; each trust or custodial agreement and each deposit administration, group annuity, insurance or other funding agreement associated with each such Employee Plan, if any; for the most recent Employee Plan year, the financial information or reports relating to each such Employee Plan; the most recent Canada Revenue Agency and governmental agency rulings relating thereto, and all filing and reports filed with any governmental agency, along with all schedules and reports filed therewith, if any.
     (e) Any trust maintained in connection with an Employee Plan (and from its establishment) has been exempt from federal income taxation under section 149(1) of the Income

Tax Act (Canada) and has not, at any time, had any unrelated business taxable income and, to the knowledge of the Seller, the Shareholder and each of the Principals, nothing has occurred with respect to the operation of any such Employee Plan that could cause the loss of such qualification of exemption or the imposition of any liability, penalty or tax under Law.
3.18 Material Contracts.
     (a) Schedule 3.18(a) contains an accurate and complete list of all Assigned Contracts (other than those described in Schedule 3.14 or Schedule 3.15, which are incorporated by reference into Schedule 3.18(a)), including all amendments thereto, to which Seller is a party, accurate and complete copies of which have been provided to the Buyer, except for those Contracts (i) which were entered into in the ordinary course of business, (ii) under which the obligations of Seller have been or shall be fully discharged within one year from the date such obligation was entered into, and (iii) which individually involve an obligation or liability on the part of Seller in an amount less than Twenty-Five Thousand Dollars ($25,000) (the “Material Contracts”).
     (b) All of the Material Contracts are valid and binding obligations of Seller and, except as set forth in Schedule 3.18(b), do not require the consent of any other party thereto to the sale of the Business or the Acquired Assets to Buyer hereunder to continue to be valid and binding. Except as set forth in Schedule 3.18(b), (i) none of the payments required to be made by Seller under any of the Material Contracts has been prepaid more than thirty (30) days prior to the due date of such payment thereunder, and (ii) to the knowledge of Seller, the Shareholder and each of the Principals, there is not any existing default, or event which, with notice or lapse of time, or both, would constitute a default under any of the Material Contracts.
     (c) Except as set forth in Schedule 3.18(c), Seller is not a party to any of the following:
(i) any indenture, mortgage, note, guaranty, letter of credit, installment obligation, agreement, or other instrument relating to the borrowing of money or the guaranteeing of any obligation for the borrowing of money;
(ii) any Contract, or other commitment that would limit the ability of Seller (or any manager or officer thereof) to compete in any line of business or with any person or in any geographic area, or otherwise to conduct the Business as presently conducted, or to use or disclose any information in the possession of Seller;
(iii) any license agreement, including any agreement with respect to any manufacturing rights granted to or by Seller; and
(iv) any joint venture or similar agreement.
     (d) Schedule 3.18(d) contains a backlog list of Seller, listing all Contracts that are orders from Business customers on backlog (by customer name, order number, order date, model and selling price) as of December 14, 2007.

3.19 Customers and Suppliers. Except as set forth in Schedule 3.19, neither Seller nor the Shareholder nor either Principal has any knowledge of any intention of or indication by a Significant Customer (as defined below) of Seller or a Significant Supplier (as defined below) to terminate its business relationship with Seller or to limit or alter its business relationship with Seller in any material respect. The term “Significant Customer” means any of the twenty (20) largest customers or dealers, by dollar volume, of Seller during the 2007 calendar year, and the term “Significant Supplier” means any of the fifteen (15) largest suppliers, by dollar volume, of Seller during the 2007 calendar year. Schedule 3.19 contains a true and correct list of the Significant Customers and Significant Suppliers of Seller and the dollar volume of business with each Significant Customer and Significant Supplier during calendar year 2007.
3.20 Tax Returns and Taxes. Seller has (i) timely filed all federal, provincial, local and foreign tax returns, reports, statements and other similar filings (the “Tax Returns”) which are required to be filed by Seller with respect to any federal, provincial, local or foreign income, payroll, withholding, excise, sales, use, personal property, occupancy, business, mercantile, real estate, capital stock, franchise or other taxes (the “Taxes”); and (ii) paid all Taxes, interest, penalties, assessments and deficiencies due or assessed pursuant to the Tax Returns. All Tax Returns properly reflect the liabilities of Seller for Taxes for the periods, properties or events covered thereby. Except as set forth in Schedule 3.20, no extensions of time in which to file any Tax Returns have been executed or filed with any taxing authority. Except as set forth in Schedule 3.20, Seller has not received any notice of assessment of additional Taxes and has not executed or filed with any taxing authority any agreement extending the period of assessment of any Taxes. Except as set forth in Schedule 3.20, there are no claims, examinations, proceedings or proposed deficiencies for Taxes pending or, to the knowledge of Seller, the Shareholder and each of the Principals, threatened against Seller. Seller is current in the payment of all withholding and other employee Taxes which are due and payable. The accruals for Taxes contained in the Pre-closing Balance Sheet are adequate to cover all liabilities for Taxes of Seller for all periods ending on or before the Closing Date, and include adequate provisions for all deferred Taxes. Except as set forth in Schedule 3.20, Seller has not been audited by Canada Revenue Agency or any other governmental agency or authority within the past five years.
3.21 Permits. Schedule 3.21 contains a complete and accurate list of all Permits (other than Environmental Permits) used by Seller in the operation or conduct of the Business or that relate to the Acquired Assets (the “Assigned Permits”). To the knowledge of Seller, the Shareholder and each of the Principals, the Assigned Permits constitute all Permits that are necessary for the lawful operation or conduct of the Business as presently conducted and are required for the lawful use, lease, occupancy and ownership of the Acquired Assets. To the knowledge of Seller, the Shareholder and each of the Principals, Seller is in compliance in all material respects with each of the Assigned Permits, and no event has occurred which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any of the Assigned Permits or would permit revocation or termination of any of the Assigned Permits. The Assigned Permits are in full force and effect and are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of the Assigned Permits will be adversely affected by consummation of the transactions contemplated by this Agreement.
3.22 Intellectual Property Rights.

     (a) The Intellectual Property Rights (as defined in Appendix A) are all of the intellectual property rights used by, required in or necessary for the operation of the Business as currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Rights, free and clear of all Liens, and has the right to use without payment to a third party all of the Intellectual Property Rights, except as indicated in Schedule 3.22(c).
     (b) Schedule 3.22(b) contains (i) a complete and accurate list and summary description of all Patents, Marks, Copyrights and Net Names, and (ii) sets forth all registrations and applications (and the status thereof) that have been submitted to any Governmental Authority with respect to such Patents, Marks, Copyrights and Net Names (“Registered Intellectual Property”). All necessary registration, maintenance and renewal fees currently due in connection with any Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in Canada or foreign jurisdictions, as the case may be, for the purpose of maintaining such Registered Intellectual Property.
     (c) Except as indicated in Schedule 3.22(c), Seller does not have, and does not pay or receive any royalties on, any licenses and other agreements relating to the Intellectual Property Rights.
     (d) None of the Intellectual Property Rights has been or is the subject of any pending (or, to the knowledge of Seller, the Shareholder and each of the Principals, threatened) litigation or claim of infringement, or outstanding Judgment, arbitration award, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by Seller, or which may affect the validity, use or enforceability of the Intellectual Property Rights.
     (e) To the knowledge of Seller, the Shareholder and each of the Principals, the operation of the Business as it has been and currently is conducted has not and does not infringe or misappropriate in any manner the intellectual property of any third party. Seller has not received any written notice contesting its right to use any of the Intellectual Property Rights. To the knowledge of Seller, the Shareholder and each of the Principals, no Person has or is infringing or misappropriating any Intellectual Property Rights.
     (f) All Net Names have been registered in the name of Seller and are in compliance with all applicable law.
3.23 No Pending Litigation or Proceedings. Except as set forth in Schedule 3.23, there is no litigation, investigation, arbitration or proceeding pending or, to the knowledge of Seller, the Shareholder and each of the Principals, threatened, by or against or affecting Seller or any of its properties or assets or relating to the Business, at law or in equity, by or before any court, arbitrator or governmental or regulatory official, body or authority (“Proceeding”), nor does Seller, the Shareholder or either of the Principals have knowledge of any reasonably likely basis for any such Proceeding, the result of which could materially adversely affect Seller, its assets or the transactions contemplated hereby. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting

Seller or any of its properties or assets. There are no Proceedings listed or required to be listed in Schedule 3.23 that could reasonably be expected to have a Material Adverse Effect.
3.24 Compliance with Laws. Except as set forth in Schedule 3.24, the Business of Seller has been conducted in compliance with all applicable Laws, except where the failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect. No notice, citation, summons or order has been assessed and no investigation or review is pending or, to the knowledge of Seller, the Shareholder and each of the Principals, threatened by any governmental or other entity with respect to any alleged violation by Seller of any Laws. To the knowledge of Seller, the Shareholder and each of the Principals, no event has occurred or circumstance exists that (with or without notice or lapse of time), could reasonably be expected to constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Law.
3.25 Environmental Matters. Except as set forth in Schedule 3.25 and Section 6.18:
     (a) Neither Seller nor the Business is in violation of or noncompliant with, in any material respect, any Environmental Laws (as defined in Appendix A) or Environmental Permits (as defined in Appendix A).
     (b) Seller possesses, and has previously possessed, all Environmental Permits that are required for the operations of Seller, each is valid and in good standing, and Seller has not been advised by any Governmental Authority of any actual or potential change in the status or terms and conditions of any Environmental Permit. All applications for renewal, extension, reissuance or modification of Environmental Permits, or related submissions to any Governmental Authority, have been made in a complete and timely manner and Seller has no reason to believe that such application(s) will be denied, in whole or in part. Schedule 3.25 contains (i) a description of all Environmental Permits currently held by Seller in connection with the operation of its Business, properties and assets, and identifies the nature, duration and renewal dates of and the issuing governmental entity with respect to each Environmental Permit, and (ii) a complete list of all solid waste dumps and hazardous waste disposal, treatment, and storage facilities which are presently or were used by Seller at any time in the operation of its Business for disposal of Hazardous Materials.
     (c) The operation of Seller’s Business does not involve the generation, usage, Release, transportation, treatment, storage or disposal of any Hazardous Substance (as defined in Appendix A); no underground storage tanks or surface impoundments are located at, on or under any property owned, leased or used by Seller in the operation of the Business.
     (d) There has been no Release (as defined in Appendix A) of any Hazardous Substance at, on or under any property or facility currently or formerly owned, operated or leased by Seller, or at any adjacent or off-site location, that has formed or could reasonably be expected to form the basis of any Environmental Claim (as defined in Appendix A) against Seller.
     (e) There are no Environmental Claims pending or, to the knowledge of Seller, the Shareholder and each of the Principals, threatened against Seller. Seller has not retained or assumed, either contractually or by operation of law, any liabilities or obligations that have formed or could reasonably be expected to form the basis of any Environmental Claim against Seller.
     (f) No Environmental Law imposes any obligation upon Seller arising out of or as a condition to the purchase or sale of interests or assets as contemplated by this transaction or other related transaction, including any requirement to modify or to transfer any permit or license, or any requirement to file any disclosure statement, notice or other submission with any Governmental Authority, the placement of any disclosure statement, notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.
     (g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by Seller pertaining to any Hazardous Substance in, on or under any property owned, leased or used by Seller in the operation of the Business, or concerning compliance by Seller or the Business with Environmental Laws.
     (h) To the knowledge of Seller, the Shareholder and each of the Principals, all of the facilities of Seller are maintained and operated in compliance with the applicable occupational health and safety and workers’ compensation laws of British Columbia, Alberta and Saskatchewan. Except as set forth in Schedule 3.25, Seller is not and has not been subject to any investigation, complaint, order or ruling with respect to such laws or any fine, penalty or citation relating to or arising out of a violation or alleged violation of such laws. Schedule 3.25 contains a complete and accurate list of all complaints and reports related to the Business for the last two years.
3.26 Insurance Coverage. To the knowledge of Seller, the Shareholder and each of the Principals, except as set forth in Schedule 3.26, Seller presently maintains, and has at all times prior to the date hereof maintained, liability, casualty, property loss and other insurance coverages upon its properties and with respect to the conduct of its Business in such amounts, of such kinds and with such insurance carriers as are generally deemed appropriate and sufficient for companies of a similar size engaged in similar types of business and operations. Schedule 3.26 sets forth a complete and correct list of all insurance policies maintained by Seller and indicating for each policy the insurance company, type of coverage, annual premium and whether the terms of such policy provide for retrospective premium adjustments. Each of such policies are valid, outstanding and enforceable and there is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by Seller.
3.27 Products Liability and Warranty Claims. Seller has heretofore delivered to Buyer correct and complete copies of all written warranties issued in connection with the Business. Except as set forth in Schedule 3.27:

     (a) Seller has not made any oral or written warranties with respect to the quality or absence of defects of its products or services which are in force as of the date of this Agreement;
     (b) there are no liabilities of or claims against Seller and, to the knowledge of Seller, the Shareholder and each of the Principals, no liabilities or claims are threatened against Seller, with respect to any product liability (or similar claim) of Seller or product warranty (or similar claim) of Seller that relates to any product manufactured, shipped or sold by Seller, except for Ordinary Course Warranty Claims;
     (c) to the knowledge of Seller, the Shareholder and each of the Principals, there is no alleged or actual defect or hazard in the manufacture, design, materials or workmanship, or alleged or actual failure to warn of any of the foregoing, in any product (or component thereof) which has been manufactured, shipped or sold by Seller, except for Ordinary Course Warranty Claims; and
     (d) other than ordinary warranty work, there has not been any occurrence involving any product recall, rework or retrofit relating to any product which has been manufactured, shipped or sold by Seller, except for Ordinary Course Warranty Claims.
3.28 Relationships with Related Persons. Except as disclosed in Schedule 3.28, neither the Shareholder nor either Principal nor any Related Person (as defined in Appendix A) of any of them has, or during the past two years, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business. Neither the Shareholder nor either Principal nor any Related Person of any of them owns, or during the past two years, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Schedule 3.28, each of which has been conducted in the ordinary course of business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller in any market presently served by Seller.
3.29 Compliance with Building Codes and other Legal Requirements. At the time that a customer of Seller takes possession, each modular and manufactured residential and commercial units and other Inventories, and corresponding plans, complies in all material respects to the building codes and other Laws of each locality in which Seller sells or delivers such units. Notwithstanding the foregoing, neither Seller nor the Shareholder nor the Principals makes any representation or warranty concerning any actions or omissions of any of Seller’s customers that might cause such units and other Inventories, and corresponding plans, to not be in such compliance.
3.30 Brokers and Finders. Seller has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees, and no broker or finder has acted directly or indirectly for Seller in connection with this Agreement or the transactions contemplated herein.

3.31 Disclosure. No representation or warranty of Seller, the Shareholder or the Principals contained in this Agreement, and no statement contained in any certificate, schedule, list or other writing furnished to Buyer pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements are made, not misleading. There is no fact known to Seller, the Shareholder or to either of the Principals which has or could reasonably be expected to have a Material Adverse Effect which has not been set forth in this Agreement or any Schedule hereto.
3.32 Capital Structure of Seller.
     (a) The issued and outstanding capital of Seller is set forth in Schedule 3.32. The Seller is the sole shareholder of all Subsidiaries. No shares in any of the companies are unissued but reserved or allotted for any purpose. Except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of the companies. No holder of any securities has any preemptive, stock purchase or other rights to acquire shares in the companies save and except as set forth in the governing documents of the companies or in the Shareholders’ Agreement, all of which rights have been waived and will be confirmed by such holders as having been waived on the Closing Date.
3.33 Residency. None of the Seller nor any Subsidiary is a “non-resident” of Canada within the meaning of s. 116 of the Income Tax Act.
3.34 Tax Matters. Except as disclosed in the Financial Statements and those incurred in the usual and ordinary course of business since October 31, 2007, in the case of Seller, and also November 30, 2007 in the case of Western, there are no liabilities, actual or contingent, of the Seller or Western in respect of Tax and all Tax and other assessments which the Seller or Western is required by law to withhold and collect have been duly recorded, withheld and collected and have been paid over to the proper governmental authority or other taxing authority or, if not yet due, are held in trust for such payment. With respect to the goods and services tax under the Excise Tax Act (“GST”):
     (a) the Seller, the Subsidiaries and Western are registered for GST purposes under the following registration number(s):

SRI Homes Inc.	Corporation Office	891248247	RT0001
	Winfield	891248247	RT0004
	Estevan	891248247	RT0002
	Lethbridge	891248247	RT0003

Dynamic Modular		886801927	RT0001
Interior Modular		896843646	RT0001
Premier Modular		851193813	RT0001
SRI Equipment & Real Estate		872803002	RT0001
Western Guarantee		813013273	RT0001

     (b) the Seller, the Subsidiaries and Western do not have any deferred obligations or liabilities under any section of the Excise Tax Act;
     (c) the Seller, the Subsidiaries and Western have not made a supply of property or service to a Person with whom the Seller or the Subsidiaries were not dealing at arm’s length for proceeds less than the fair market value thereof;
     (d) all GST required to be collected by the Seller, the Subsidiaries and Western has been collected and all GST amounts required to be remitted to the Receiver General for Canada have been remitted; and
     (e) the reporting period of the Seller, the Subsidiaries and Western for purposes of GST is and all GST returns and reports of the Seller, the Subsidiaries and Western required by law to be filed have been filed in a timely manner and are true, complete and correct in all respects.
3.35 Floorplan Program. The Floorplan Program is in material compliance with all applicable Laws, neither Seller, nor any dealer nor any other person (including, without limitation, any lender), is in material default thereunder, and all notes assumed thereunder will be paid in full when due. To the extent any note is not so paid, and upon liquidation of any related collateral and realization by Buyer of less than the full amount due (after consideration of Buyer’s related expenses and including any related interest and fees), Seller shall pay to Buyer the shortfall amount forthwith on demand. Buyer will forbear making such a demand until a payment shortfall, as described above, has been realized.
Notwithstanding the twenty-four (24) month expiry date provided for in Section 8.6 if, prior to the expiry date, a bankruptcy, receivership, insolvency or other credit event negatively affecting the payor has occurred, or any collateral has been sold out of trust and related amounts due remain unpaid by the payor, Buyer shall have an additional 90 days after the expiry of the twenty-four (24) month period in which to pursue its remedies against the payor and in which to make a demand of Seller in respect of any shortfall on such note.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller as follows:
4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the province of its incorporation. Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry out its business as and where now being conducted. Buyer has heretofore delivered to Seller complete and correct copies of Buyer’s Articles of Incorporation and Bylaws as currently in effect.
4.2 Authority and Enforceability. The execution, delivery and performance of this Agreement and all other agreements and documents to be delivered by Buyer pursuant to the provisions of this Agreement (the “Buyer Documents”) have been duly authorized by all necessary corporate action on the part of Buyer, including, without limitation, the approval of the

Boards of Directors of Buyer and Parent. This Agreement has been, and at the Closing the Buyer Documents shall be, duly executed and delivered by Buyer and constitute, or shall constitute, the legal, valid and binding obligation of Buyer enforceable in accordance with their respective terms.
4.3 Third-Party Consents. No consent, authorization or approval of, and no registration or filing with, any third parties or any Governmental Authority is required for the execution, delivery and performance of this Agreement and the Buyer Documents by Buyer and the consummation of the transactions contemplated hereby, save for the notification set forth in Section 6.18.
4.4 No Conflict or Violation. The execution, delivery and performance of this Agreement and the Buyer Documents, the consummation by Buyer of the transactions contemplated hereby and thereby, and the compliance with the terms hereof and thereof by Buyer do not and will not (with or without notice, the lapse of time, or both) (a) violate any provision of the Articles of Incorporation or Bylaws of Buyer, (b) violate, conflict with or result in a breach of or constitute a default under, any term, condition, or provision of any agreement, contract, mortgage, lease or other instrument, document or understanding to which Buyer is a party, by which it may have rights or by which any of its assets may be bound or affected, (c) violate any Law applicable to Buyer or its assets.
4.5 Employment Standards Act. Buyer has no present plans or intention to carry out, after the Closing, any plant closing or mass layoff which would require notification under, or otherwise violate applicable Employment Standards Act provisions at any facility of Seller.
4.6 Brokers and Finders. Except as set forth in Schedule 4.6, Buyer has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Buyer in connection with this Agreement or the transactions contemplated herein.
4.7 GST. Buyer is registered for GST purposes under registration number 829177617-RT0001.
ARTICLE 5
PRE-CLOSING COVENANTS
5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable notice, Seller shall (i) upon reasonable request, afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) reasonable access, during regular business hours or otherwise, to Seller’s personnel, properties (including subsurface testing), Contracts, Permits, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (ii) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and records and other existing documents and data as Buyer may reasonably request; (iii) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; (iv) reasonable access to a certain number of the top ten suppliers and top ten customers of Seller to be agreed upon by Buyer and Seller in a manner as shall be mutually agreeable between Buyer and Seller, and (v) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Seller. In addition, Buyer shall have the right to have the Real Property and tangible personal property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and tangible personal property, including subsurface or other destructive testing. Buyer Group shall have reasonable access as prescribed in this Section 5.1 to the Real Estate and facilities thereon for the purpose of conducting appropriate environmental tests, inspections or investigations, including without limitation, Phase II investigations or other intrusive testing or sampling of soil and groundwater, all at Buyer’s expense.
5.2 Conduct of Business.
     (a) Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Closing Date, Seller agrees to operate its Business in the ordinary course and consistent with past practices and to use its commercially reasonable efforts to:
(i) preserve the Business intact and conserve the goodwill related thereto;
(ii) preserve intact the present business organization of Seller, keep available the services of officers, employees and agents; and
(iii) preserve present relationships with suppliers, customers, dealers, lenders and others having business dealings with them.
     (b) In connection with the foregoing, and without limiting the generality of this Section 5.2, Seller shall:
(i) maintain raw materials, supplies and other materials included in the Inventories at levels that are in the usual and ordinary course of business consistent with past practice;
(ii) maintain the Acquired Assets (including buildings, offices, properties and equipment) in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted;
(iii) continue to extend customers credit, collect Receivables and pay accounts payable and similar obligations and otherwise handle short-term assets and liabilities in the usual and ordinary course of business consistent with past practice; and
(iv) continue to maintain its books and records in accordance with generally accepted accounting principles and on a basis consistent with past practice.
     (c) Without the prior written consent of Buyer, and without limiting the generality of any other provision of this Agreement, Seller shall not:

(i) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.8 would be likely to occur;
(ii) make any modification to any Material Contract or material Permit;
(iii) enter into any compromise or settlement of any litigation, proceeding or other governmental investigation relating to the Acquired Assets, the Business or the Assumed Liabilities, other than settlement of ordinary course routine litigation that does not, or will not, impose any material obligation on the Business;
(iv) enter into or authorize any Contract or transaction relating to the Business or the Acquired Assets, other than in the usual and ordinary course of business of Seller in accordance with past practice; or
(v) take any action to substantially modify the terms and conditions of employment of any of its employees.
5.3 Consents and Approvals. Seller shall use all commercially reasonable efforts and make every good faith attempt to obtain, prior to the Closing Date, all consents, authorizations, approvals, registrations and filings specified in Schedule 3.5.
5.4 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate the transactions provided for in this Agreement as soon as practicable.
5.5 Update Schedules. Seller shall promptly disclose to Buyer any information contained in its representations and warranties or the Schedules which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller, the Shareholder or the Principals or the Schedules hereto for the purpose of Article 3 hereof, unless Buyer shall have consented thereto in writing.
5.6 Change in Name. Seller shall deliver to Buyer all such executed documents and filing fees as may be required to change Seller’s name and those of the Subsidiaries on the Closing Date to another name bearing no similarity to and not derived from Seller’s current name or any variation thereof, and an appropriate name change notice for each province where Seller is qualified to do business. Seller hereby appoints Buyer as its attorney-in-fact to file all such documents on or after the Closing Date.
5.7 Tax Clearance Certificates, Filings and Notices. Seller shall cooperate with Buyer and take all actions required to obtain all conditional tax clearances, tax clearance certificates and similar documents in connection with the consummation of the transactions contemplated by this Agreement. Seller shall make all filings and deliver all notices required by any employment security, taxing or other governmental authority and any notices under the

Employment Standards Act or any other plant closing laws) in connection with the consummation of the transactions contemplated by this Agreement.
5.8 Risk of Loss. Until the Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller and Seller shall have the benefit of any insurance it has maintained, except as otherwise expressly provided herein.
5.9 Exclusivity. Seller, the Shareholder and the Principals grant to Buyer the exclusive right to acquire the Business and the Acquired Assets until the Final Termination Date (as defined in Appendix A). Neither Seller nor the Shareholder nor either Principal shall (i) solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, Seller (including any acquisition structured as a merger, consolidation or share exchange) or (ii) participate in any discussions or negotiations regarding, furnishing any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Seller, the Shareholder and the Principals will notify Buyer immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing and Seller, the Shareholder and the Principals shall provide copies and disclose the terms thereof to Buyer.
5.10 Confidentiality.
     (a) Unless and until the Closing has been consummated, Buyer will hold, and shall cause their counsel, independent certified public accountants, appraisers and investment bankers to hold, in confidence any confidential data or information made available to Buyer in connection with this Agreement with respect to the Business using the same standard of care to protect such confidential data or information as is used to protect Buyer’s confidential information. If the transactions contemplated by this Agreement are not consummated, Buyer agrees that, upon the request of Seller, Buyer shall return or cause to be returned to Seller all written materials and all copies thereof that were supplied to Buyer by Seller and that contain any such confidential data or information (subject only to document retention requirement applicable to any representative who are duly qualified auditors pursuant to professional standards mandated to apply to such auditors, such retained materials to be governed by ongoing requirements of confidentiality.
     (b) Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors). No Person shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Acquired Assets or the negotiation or enforcement of this Agreement or any agreement contemplated hereby; provided that after the Closing, Buyer may use or disclose any confidential information related to the Business or the Western Warranties. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes lawfully available to such party from a source other than the furnishing party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.
     (c) For the purposes of s.20 of the Personal Information Protection Act, S.B.C. 2004, c.63, and any other applicable legislation of comparable effect, the Buyer confirms that any employee “Personal Information”, as defined in that Act, requested to be disclosed by the Buyer:
(i) is necessary for the purposes of the Buyer in determining to proceed with the transactions hereby contemplated; and
(ii) will be used solely as provided for in that s.20.
     (d) Return of Information. If the purchase of the Business and Acquired Assets pursuant to this Agreement is not completed, Buyer shall return to Seller all materials, documentation, data, records, drawings and other papers and copies thereof (whether on paper or in electronic, magnetic, photographic, mechanical or optical storage) referred to in Section 5.10 in the possession of Buyer and maintain the confidentiality of all information or knowledge obtained from Seller, and not use any such information or knowledge for any purpose whatsoever.
     (e) Notification. If the purchase of the Business and Purchased Assets pursuant to this Agreement is consummated, Buyer will notify all persons whose personal information has been disclosed to Buyer by Seller in connection with the Transactions, that the Closing has taken place and that personal information about them has been disclosed to Buyer.
     (f) Remedies. Buyer acknowledges and agrees that if any of the provisions contained in Sections 5.10(a) and (b) are not performed in accordance with the terms set out therein, Seller will be entitled to an injunction to prevent any breach of such provisions and may specifically enforce such provisions in any action instituted in any court having jurisdiction. These specific remedies are in addition to any other remedy to which Seller may be entitled at law or in equity, including without limitation, recovery of Seller’s reasonable attorney’s fees and court costs, whether suit is brought or not.
5.11 Consents of Third Parties; Governmental Approvals.
     (a) Seller will act diligently and reasonably to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any company agreement required to be obtained to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in this Agreement; provided that (i) neither Seller nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and (ii) Seller shall not make any agreement or understanding affecting the assets or business of the Seller as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer. During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Seller to obtain the consents, approvals and waivers contemplated by this Section 5.11(a).

     (b) During the period prior to the Closing Date, Seller and Buyer shall act diligently and reasonably, and shall cooperate with each other, in making any required filing or notification and in securing any consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in this Agreement; provided that Seller shall not make any agreement or understanding affecting the assets or business of Seller as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer.
5.12 Maintenance of Leases. Seller shall ensure that it at all times keeps its or its Subsidiaries’ leases of the Leased Real Property, in good standing insofar as the obligations of Seller or the Subsidiaries, as tenant thereunder are concerned. The Seller will promptly notify the Buyer of any and all deficiencies and breaches under those leases of the Leased Real Property of which it becomes aware and will provide a copy to Buyer concurrently with the issuance, or receipt, as the case may be, of any notice given by or to the landlord thereunder, or received from any third party, including landlord’s mortgagor, if any. Further, the Seller will ensure that it maintains in full force and effect all policies of insurance pertaining to the leased premises, the contents thereof and the business operations conducted thereat, in amounts and deductibles the same as those in force as of the date of this Agreement with its existing insurers or such other insurers as may be acceptable to the Buyer, acting reasonably.
ARTICLE 6
ADDITIONAL COVENANTS
6.1 Employees and Employee Benefits.
     (a) Buyer (and Subco in respect of the personnel of Dynamic) shall offer employment effective as of the Effective Time to all those Active Employees of the Business (as defined in Appendix A) listed on Schedule 6.1 (the “Scheduled Employees”) on the same terms and conditions applicable to such Scheduled Employees immediately prior to the Effective Time (other than the Seller’s share purchase or option programs). Effective as of the Effective Time, Seller shall terminate the Scheduled Employees who accept employment with Buyer (the “Hired Employees”) and they shall cease to be employees of Seller. Buyer shall be responsible for all obligations due to the Hired Employees in respect of any matter occurring after the Effective Time. Seller shall be responsible for all obligations due to the Scheduled Employees who do not accept employment with Buyer. Accrued but unpaid wages and salaries and accrued vacation not yet taken shall be prorated between the parties as of the Effective Time.
     (b) As soon as practicable following the Effective Time, but in no event later than sixty (60) days therefrom, Buyer shall cause Hired Employees to be covered under employee benefit plans of Buyer as previously in effect for similarly situated employees of Seller (other than the Seller’s share purchase or option programs). Buyer reserves the right to amend or terminate any of its employee benefit plans as it (and they) may deem appropriate from time to time following the Effective Time. For purposes of eligibility and vesting, to the extent legally allowed, Hired Employees shall receive credit under Buyer’s employee benefit plans for time served as an employee of Seller or for service credited under Seller’s Employee Benefit Plans, for all purposes, including, but not limited to, entitlement for holidays, sick days, and vacations.

Seller has given or will give all notices required under legislation or applicable benefit plans to all employees of Seller who were or will be terminated or laid off by Seller on or prior to the Effective Time. Seller shall be responsible for maintaining all of its Employee Benefit Plans to the Effective Time.
     (c) Seller shall maintain the Hired Employees on its payroll system after the Effective Time until such time as the Hired Employees are enrolled on the payroll system of Buyer. Seller shall cooperate with Buyer and provide access to Seller’s payroll and employee personnel files, and its employee benefit programs and files. The parties shall make any necessary adjustments, reimbursements or indemnities with respect to the transfer of employees within sixty (60) days of the Effective Time.
     (d) Except as specifically provided herein, Seller shall retain any and all obligations and Liabilities in relation to employees or former employees of the Business whether or not pursuant to any plan, program or arrangement sponsored by Seller or its Related Persons, including, but not limited to the Employee Benefit Plans.
     (e) Union Employees.
Buyer acknowledges and agrees that it will be a successor employer and will assume all obligations to employees whose terms and conditions of employment are governed by a Collective Agreement (the “Union Employees”) and be bound by the terms of the Collective Agreements as required by applicable law until their termination, expiration or replacement and will be bound by all proceedings under the labour legislation of British Columbia, Alberta and Saskatchewan.
Buyer and Seller acknowledge and agree that all grievances, references and arbitrations under the Collective Agreements and any complaints or applications to any labour relations board (or to any court or tribunal having any jurisdiction over matters arising out of the Collective Agreements), that are made, filed, commenced or instituted before the Effective Time (or after the Effective Time, but based primarily on events or circumstances that occurred, existed or were initiated before the Effective Time), will be the sole responsibility of Seller. Seller shall not take any action in connection with any such matters without giving prior written notice to Buyer.
     (f) Remittances. Seller shall remit promptly to Buyer any reimbursements and other amounts received by Seller from all relevant workers compensation boards, other Governmental Entities or other persons after the Closing Date with respect to all employment matters including, without limitation, any and all claims filed by the Employees, with respect to periods after the Closing Date. Buyer shall remit promptly to Seller any reimbursements and other amounts received by Buyer from all relevant workers compensation boards, other Governmental Entities or other persons after the Closing Date with respect to all employment matters including, without limitation, any and all claims filed by the Employees, with respect to periods before the Closing Date.
     (g) Employee Benefits for Former Employees. With the exception of the obligations under the Assumed Obligations (as shown in and/or adjusted for on the Closing Balance Sheet), the Pension Plans and the Severance Obligations, Seller acknowledges that it is solely responsible for all obligations to employees and former employees of Seller under its Employee Benefits plans (including, without limitation, any Employee Benefits plans (except to the extent provided for under the Assumed Contracts) providing for the continuation of post retirement benefits previously provided by Seller and any of its predecessors to retired employees), including, without limitation, any benefits to which an employee would have been entitled upon voluntary termination of employment (by way of retirement or otherwise) at the Closing Date and that any liabilities of Seller for failure to provide or otherwise be responsible for such benefits and any changes made by Seller to its Employee Benefits plans constitute liabilities that are not Assumed Liabilities for the purposes of Section 1.4(a) and Buyer’s obligations under this Agreement, including without limitation the obligations of Buyer to indemnify Seller pursuant to Section 8.3, shall be deemed not to include any amount related to the matters for which Seller has responsibility for under this Section 6.1(g). For greater certainty, an employee will be considered to become entitled to a benefit under this Section 6.1(g) as follows: (i) in the case of a death claim, on the date of death; (ii) in the case of a disability claim or a life insurance premium waiver claim, on the date of the first incidence of disability, illness, injury or disease that first qualifies an individual for benefits or to commence a qualifying period of benefits; (iii) in the case of extended health care benefits, including dental and medical treatments, on the date of treatment or the date of purchase of eligible medical or dental supplies, and (iv) in the case of a claim for drug or vision benefits, the date the prescription was filled.
6.2 Payment of all Taxes Resulting from Sale of Acquired Assets by Seller. All Transfer Taxes, including any interest or penalties in respect thereof, shall be borne by Buyer. Seller and Buyer shall cooperate with each other and use their commercially reasonable efforts to minimize the Transfer Taxes attributable to the transfer of the Acquired Assets. The term “Transfer Taxes” means any liability, obligation or commitment for transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate and personal property transfer Taxes and real and personal property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Ancillary Agreements, the transfer of the Acquired Assets (including the Real Estate) to Buyer, and the other transactions contemplated hereby and thereby.
6.3 Assistance in Proceedings. Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to (a) any of the transactions contemplated by this Agreement or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its business or the Shareholder or either Principal.
6.4 Customer and Other Business Relationships. After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers or the Shareholder or the Principals shall take any action that would tend to diminish the value of the

Acquired Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.
6.5 Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those books and records of Seller delivered to Buyer. Buyer confirms its intention that all such books and records will remain in their present locations and agrees that it shall in any event maintain such books and records in Western Canada. Buyer shall provide Seller and its Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. Seller may retain or obtain post-Closing at Buyer’s reasonable expense, a copy of all such records for periods prior to the Effective Time. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to books and records that are Excluded Assets reasonably related to the Business, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.
6.6 Prorations and Utilities. The following shall be prorated and adjusted between Seller and Buyer, and with respect to Leased Real Property, to the extent the lessee of the Leased Real Property is responsible for such costs:
     (a) All taxes, assessments, general as well as special, and water and sewer use charges shall be prorated as if such items were paid in advance in accordance with the due date of the taxing authorities in the locations of the Real Property; and
     (b) All utility and other operating costs shall be pro rated. Electric, gas and water meters shall be read as of the date of Closing Date, and charges for such utilities received after the Closing Date shall be prorated in accordance with such meter readings.
6.7 Further Assurances. Seller, after the Closing, without further consideration, shall execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming the Acquired Assets or any part of the Acquired Assets to Buyer or to better enable Buyer to complete, perform or discharge any of the liabilities or obligations assumed by Buyer. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.
6.8 Product Liability Matters. Seller and Buyer agree, with respect to product liability and similar claims for injury to person or property which arise out of or are based upon any express or implied representation, warranty, agreement or guarantee, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture of a product, failure to adequately package, label or warn of hazards or other related product defects (any of the foregoing, a “Product Liability Claim”), that: (i) if any such Product Liability Claim arises out of an accident or occurrence involving a product manufactured or sold or any service performed by Seller on or prior to the Effective Time, but excluding Ordinary Course Warranty Claims (a “Seller Product Liability Claim”), the defense and handling of the same will be undertaken by Seller directly or through the appropriate insurance contract, and (ii) if any such Product Liability Claim arises out of an accident or occurrence involving a product manufactured or sold or any service performed by Buyer after the Effective Time (a “Buyer Product Liability Claim”), the defense and handling of the same will be undertaken by Buyer directly or through the appropriate insurance contract. Buyer will use its commercially reasonable efforts to develop and implement a procedure for marking products to facilitate identification of such products as manufactured after the Effective Time reasonably consistent with the labeling procedures currently used by Seller. With regard to the investigation and defense of Product Liability Claims, each party agrees to provide the other with such documentary material and assistance of personnel (subject to reimbursement of reasonable travel and lodging expenses) as is available to one party and as the other may reasonably require in connection with such investigation or defense.
6.9 Cooperation on Tax Matters.
Subject always to the provisions of Section 1.9 hereof:
     (a) Seller and Buyer agree to cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives to cooperate, and to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Business, Acquired Assets and Assumed Liabilities as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment involving the Business. Buyer and Seller shall keep all such information and documents received by them confidential unless otherwise required by Law.
     (b) Buyer and Seller agree to retain or cause to be retained all books and records included in the Acquired Assets until the applicable period for assessment of Taxes under applicable Law (giving effect to any and all extensions or waivers) has expired, and such additional period as necessary for any administrative or judicial proceedings relating to any proposed assessment, and to abide by all record retention agreements entered into with any Taxing authority. Seller and Buyer agree to give the other reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters.
     (c) Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings for any Tax purposes and they shall each execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Agreement.
6.10 Checks and Drafts. Seller shall honor (whether presented before, on, or after the Closing) all checks, drafts and electronic funds transfers drawn or authorized by Seller on or prior to the Closing Date to pay trade payables and accrued expenses of the Business.
6.11 Endorsement Authorization. Effective as of the Closing Date, Seller appoints Buyer its attorney-in-fact to open all mail relating to the Business addressed to Seller and to endorse in the name of Seller any checks, drafts, or other instruments received in payment of accounts accrued after the Closing Date. Buyer promptly will send to Seller all mail not relating to the Acquired Assets or the Business.
6.12 Press Releases. Except as required by applicable law, no party to this Agreement shall give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by the other parties, which approval shall not be unreasonably withheld.
6.13 Access to Records after Closing.
     (a) For a period of seven years after the Closing Date, Seller’s Representatives shall have reasonable access to all of the books and records of Seller to the extent that such access may reasonably be required in connection with matters relating to or affected by the operations of Seller prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 6.13. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such seven year period, Buyer shall, prior to such disposition, give Seller’s Representative a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller’s Representative may select.
     (b) For a period of three years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to Seller which any of Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by each Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 6.13. If any Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such three-year period, such Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.
6.14 Payment of Taxes on Sale and Transfer. Buyer shall be responsible for and shall pay when due any land transfer taxes, sales taxes, excise taxes (goods and services taxes) and similar taxes (but not income taxes of Seller) and any registration fees, taxes or charges payable in respect of the sale and transfer of the Business and Purchased Assets to Buyer and the assumption by Buyer of the Assumed Obligations. Without limiting the generality of the foregoing paragraph, at the Closing, Buyer and Seller shall table all completed returns required pursuant to the Social Service Tax Act (British Columbia) with respect to the sale of the Purchased Assets and/or the assumption by Buyer of the Assumed Obligations and Buyer shall table a cheque payable to the Minister of Finance (British Columbia) in the amount of the tax required to be paid pursuant to that statute. Immediately following the Closing, such returns and such cheque shall be forwarded by Buyer to the appropriate taxation authority. Notwithstanding the foregoing, the parties shall claim the benefit of any provision of applicable law that allows all or any of the Purchased Assets to be transferred to Buyer by Seller without payment of sales or transfer taxes, including any exemption for sales tax relating to production equipment or for goods acquired for resale.

6.15 Confidentiality. Seller agrees to use reasonable efforts following the Closing, to cause its agents, representatives, Affiliates, employees, officers/managers and directors/governors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information of Seller relating to trade secrets, processes, patent applications, product development, price, supplier lists, pricing and marketing plans, policies and strategies, details of customer contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information of the Business, (ii) if Seller or Seller’s Affiliate becomes aware that its employee, officer/manager or director/governor becomes legally compelled to disclose any such information, Seller shall provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy or waive compliance with this Section 6.15. The preceding restrictions shall not apply to communications between Seller, Seller’s Affiliates, Seller’s accountants, counsel and other agents and Seller’s or Seller’s Affiliates obligations of Tax reporting to any Governmental Entity. Seller agrees and acknowledges that remedies at law for any breach of its obligations under this Section 6.15 are inadequate and that in addition thereto Buyer shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.
6.16 Seller’s Website. Seller’s trademarks, the phone numbers related to the various offices of the Business, which phone numbers are listed on Schedule 6.16, websites, domain names and email addresses are part of the Acquired Assets. Seller will discontinue any usage of them upon Closing.
6.17 Employment Agreement. Robert Adria agrees to enter into the Employment Agreement with the Buyer in the form attached hereto as Exhibit E and including the business terms set out in Schedule 6.17. The Employment Agreement will be executed by Robert Adria and delivered to Buyer on or before the Closing Date as one of Seller’s deliveries due at Closing. The Employment Agreement will be effective as of and from completion of Closing, and is subject always to successful completion of Closing in accordance with the terms of this Agreement.
6.18 Estevan Plant Asbestos. Buyer acknowledges that Seller has disclosed the existence of asbestos insulation in those portions of the Acquired Assets comprising the Estevan, Saskatchewan manufacturing plant. Buyer accepts the presence of asbestos in that facility and shall assume responsibility for it, and its ultimate removal, in accordance with applicable Environmental Laws. Buyer does not accept responsibility for any claims and liabilities which may from time to time be advanced by any current or former employees or other individuals to the extent deriving from the presence of such asbestos during any periods prior to the Effective Time, and Seller shall be solely responsible for such claims and liabilities, if any Seller represents and warrants that it has not received notice of any such claim by an employee or individual, nor any demands from any Governmental Authority for removal or remediation of such asbestos.
6.19 Pre-Closing Amalgamation. Seller will implement prior to Closing a short form amalgamation pursuant to which each of the Subsidiaries, other than Dynamic, Premier Modular Homes Inc. and Western, is amalgamated into Seller which shall be the continuing amalgamated corporation. The amalgamation shall be effected pursuant to the Business Corporations Act

(Alberta) and the current constating documents and bylaws of Seller shall be those of the amalgamated entity. All representations and warranties of Seller regarding itself, the Subsidiaries and the Business, and all Seller closing deliveries, shall continue as herein set forth with only such adjustments as are necessary to reflect the foregoing amalgamation. Without limiting the generality of the foregoing, Seller warrants that the amalgamation will not result in any change to the consolidated financing statements of Seller nor in any Material Adverse Effect.
6.20 Western Warranties.
     (a) Seller will cause Western to discontinue its warranty program as of the Effective Time and acknowledges that any continuation of it would be competitive to the Business and constitute a breach by Seller and Shareholder under the noncompetition agreements to be granted to Buyer under this Agreement.
     (b) To the extent Seller or Western has agreed in conjunction with an Assumed Liability to grant a warranty from Western to a customer of the Business for delivery after the Effective Time, Buyer will deliver such warranty to the customer concurrently with delivery of the products of the Business being supplied to that customer under the Assumed Liability, and Seller shall cause Western to not deliver a warranty to such customer. Buyer will provide notification of such warranties when delivered so that Seller may cause Western to note the alternate warranty in its records.
ARTICLE 7
CONDITIONS TO CLOSING
7.1 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions provided for by this Agreement are subject, at the discretion of Buyer, to the satisfaction at or prior to the Closing of each of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Seller, the Shareholder and the Principals contained in this Agreement shall have been true and correct in all material respects on and as of the date hereof and shall be true and correct in all material respects on and as of the Closing Date as if originally made on and as of the Closing Date, except that (i) those representations and warranties that are made as of a specific date shall be determined as of such date and (ii) those representations and warranties that are qualified or limited as to materiality or Material Adverse Effect shall be true and correct in all respects, and Buyer shall have received a certificate to such effect signed by the President of Seller and the Shareholder and each of the Principals.
     (b) Agreements and Covenants. All of the agreements and covenants that Seller, the Shareholder and the Principals are required to perform or comply with pursuant to this Agreement at or prior to the Closing Date shall have been performed or complied with in all material respects, and Buyer shall have received a certificate to such effect signed by the President of Seller and the Shareholder and the Principals.
     (c) Material Adverse Change. Since the date of this Agreement, there shall not have occurred with respect to the Business any events or occurrences that, individually or in the aggregate, have had a Material Adverse Effect, or any events or occurrences that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (d) Consents and Approvals. Each of the consents, authorizations, approvals, registrations, and filings from third parties and Governmental Authorities specified in Schedule 3.5 or otherwise necessary to permit the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.
     (e) Noncompetition Agreements. Seller, Robert Adria and Brian Holterhus shall have delivered to Buyer executed Noncompetition and Confidentiality Agreements substantially in the form of that attached hereto as Exhibit F (the “Noncompetition Agreements”).
     (f) Due Diligence. Buyer shall have been satisfied, in its sole discretion, with its financial, business, environmental and legal due diligence of Seller.
     (g) Release of Liens. All Liens on the Acquired Assets shall have been terminated or discharged other than Permitted Liens.
     (h) Litigation; Other Events. No action, suit or proceeding shall have been instituted by any person which seeks to prohibit, restrict or delay consummation of the transactions contemplated herein or any of the conditions material to consummation of the transactions contemplated herein.
     (i) Employment Agreement. Robert Adria shall have executed and delivered to Buyer, effective on the Closing Date and subject always to the Closing, the Employment Agreement with the Buyer in the form attached hereto as Exhibit E.
     (j) Parent Board Approval. The Board of Directors of the Buyer’s ultimate parent, Champion Enterprises, Inc., shall have approved this Agreement and the transactions contemplated herein.
     (k) Employee Plans Confirmation. Seller shall have delivered to Buyer written confirmation from the plan administrator(s) of the insured benefit plan and pension plan described in Schedule 3.17 that it or they accept Buyer as the insured under such plans as of the Effective Time, with no interruption of coverage thereunder.
7.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions provided for by this Agreement are subject, in the discretion of Seller, to the satisfaction at or prior to the Closing Date of each of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects on and as of the date hereof and shall be true and correct in all material respects on and as of the Closing Date as if originally made on and as of the Closing Date, except that (i) those representations and warranties that are made as of a specific date shall be determined as of such date and (ii) those representations and warranties that are qualified or limited as to materiality or Material Adverse Effect shall be true and correct in all respects, and Seller shall have received a certificate to such effect signed by the President of Buyer.

     (b) Escrow Agreement. The Escrow Agreement shall have been delivered to Buyer for Closing.
     (c) Seller’s Board Approval. The Board of Directors of Seller shall have approved this Agreement and the transactions contemplated herein.
     (d) Agreements and Covenants. All of the agreements and covenants that Buyer is required to perform or comply with pursuant to this Agreement at or prior to the Closing Date shall have been performed or complied with in all material respects, and Seller shall have received a certificate to such effect signed by the President of the Buyer.
7.3 Consideration re Conditions Precedent. The Buyer and Seller each respectively acknowledge and confirm to the other that receipt of the sum of One Dollar ($1) respectively, and other good and valuable consideration, the sufficiency of which is acknowledged, as considerations for the condition precedent set forth in this Article 7, notwithstanding that certain of such conditions are exercisable based upon the sole discretion of one or the other of the parties or their affiliates.
ARTICLE 8
INDEMNIFICATION
8.1 Indemnification By Seller, the Shareholder and the Principals. Subject to the limitations of Section 8.7, Seller, the Shareholder and each Principal, jointly and severally, shall indemnify and hold harmless Buyer, its successors and assigns, and its officers, directors, employees, agents and affiliates (“Buyer’s Indemnified Persons”) from and against, and shall reimburse Buyer’s Indemnified Persons for, any and all losses, liabilities, claims, obligations, damages, deficiencies, actions, judgments, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, costs, Legal Expenses (as defined in Appendix A) or diminution in value, whether or not involving a third-party claim (collectively, “Losses”), arising out of, based upon or in any way relating to:
     (a) any misrepresentation in or breach of any representation or warranty of Seller, the Shareholder or either Principal set forth in this Agreement or the Disclosure Schedule, or in any certificate, document, writing, or other instrument delivered by Seller, the Shareholder or either Principal pursuant to this Agreement;
     (b) any breach or nonfulfillment of any covenant, agreement or other obligation of Seller in this Agreement or in any certificate, document, writing or other instrument delivered by Seller pursuant to this Agreement;
     (c) any claims by third parties to the extent caused by acts or omissions of Seller or the Subsidiaries on or prior to the Effective Time, including, but not limited to, claims arising out of or related to Seller’s or the Subsidiaries’ ownership or operation of the Acquired Assets or the Business on or prior to the Effective Time, other than the Assumed Liabilities;
     (d) any Employee Plan established or maintained by Seller or the Subsidiaries in respect of any period prior to the Effective Time, except as otherwise provided for in this Agreement;

     (e) any Seller Product Liability Claims;
     (f) any Excluded Asset or Excluded Liability; and
     (g) enforcement of this Section 8.1.
8.2 Indemnification By Seller, the Shareholder and the Principals for Environmental Claims.
     (a) Subject to the limitations of Section 8.7 and except as contemplated by Section 6.18, Seller, the Shareholder and each Principal, jointly and severally, shall indemnify and hold harmless Buyer’s Indemnified Persons from and against, and shall reimburse Buyer’s Indemnified Persons for, any and all Losses arising out of, based upon or in any way relating to any Environmental Claim (as defined in Appendix A) arising under any of the Environmental Laws or any Remedial Action arising pursuant to any of the Environmental Laws with respect to properties now owned or leased by Seller, including, but not limited to, investigation, remediation, treatment or clean up of any Hazardous Substance that is reasonably shown to have been or are present, released, or disposed of prior to the Closing Date on such properties, or which are reasonably shown to have migrated or been discharged or transported from such properties prior to the Closing Date, in violation of Environmental Laws, or at levels which could give rise to liability for investigation, remediation, removal, treatment or clean up under Environmental Laws; provided that the disclosures made pursuant to Section 3.25 or any attachment thereto (and whether or not a breach of Section 3.25 has occurred) in no way limit the right of any of Buyer’s Indemnified Persons to indemnification under this Section 8.2. Buyer, acting reasonably, will be entitled to control any Remedial Action, any Proceeding relating to an Environmental Claim and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 8.2, provided that where any Remedial Action is required Buyer shall give Seller a reasonable opportunity to carry out the Remedial Action at Seller’s expense. The procedure described in Section 8.4 will apply to any claim solely for monetary damages relating to a matter covered by this Section 8.2. Buyer will provide Seller on request with copies of any environmental reports which it may have received prior to the Effective Time regarding the Acquired Assets and any additional such reports which it may subsequently receive in respect of Environmental Claims for periods prior to the Effective Time.
8.3 Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller, its successors and assigns, and its officers, directors, employees, agents and affiliates (“Seller’s Indemnified Persons”) from and against, and shall reimburse Seller’s Indemnified Persons for, any and all Losses arising out of, based upon or in any way relating to:
     (a) any misrepresentation in or breach of any representation or warranty of Buyer set forth in this Agreement or in any certificate, document, writing, or other instrument delivered by Buyer pursuant to this Agreement;
     (b) any breach or nonfulfillment of any covenant, agreement or other obligation of Buyer in this Agreement or in any certificate, document, writing or other instrument delivered by Buyer pursuant to this Agreement;

     (c) any claims by third parties to the extent caused by the acts or omissions of Buyer after the Effective Time, including, but not limited to, claims arising out of or related to Buyer’s ownership or operation of the Acquired Assets or the Business after the Effective Time;
     (d) any Buyer Product Liability Claims;
     (e) any Assumed Liability; and
     (f) enforcement of this Section 8.3.
8.4 Defense of Third-Party Claims. If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which any party hereto may have an obligation to indemnify another party, the party asserting such right to indemnity (the “Indemnified Party”) shall give the party from whom indemnity is sought (the “Indemnifying Party”) written notice thereof, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall have the right, at its option and expense, to participate in the defense of such proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Party, unless the Indemnifying Party (i) admits in writing its liability to the Indemnified Party hereunder with respect to such proceeding or claim; and (ii) furnishes satisfactory evidence of its financial ability to indemnify the Indemnified Party, in which case, the Indemnifying Party may assume such control at its expense through counsel reasonably satisfactory to such Indemnified Party; provided, however, that:
     (a) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;
     (b) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld);
     (c) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim; and the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent the claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party.
8.5 Other Claims. A claim for indemnification for any matter not involving a third-party claim shall be asserted by the Indemnified Party to the Indemnifying Party in writing, setting forth specifically the obligation with respect to which the claim is made, the facts giving rise to and the alleged basis for such claim and, if known or reasonably ascertainable, the amount of the liability asserted or which may be asserted by reason thereof, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified

Party other than to the extent the Indemnifying Party is actually prejudiced thereby. In the event the Indemnifying Party disputes its obligation to indemnify the Indemnified Party under this Article 8, the Indemnifying Party shall have thirty (30) days after receipt of notice under this Section 8.5 to give written notice of such objection, and the grounds therefor, and the Indemnified Party shall thereafter have thirty (30) days to respond in writing to the objection of the Indemnifying Party. If after such thirty (30) day period there remains a dispute as to any obligation, the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to such indemnification obligation.
8.6 Survival. Subject to the time limitations of this Section 8.6, all representations, warranties, covenants and obligations contained in this Agreement and in any certificate, document, writing or instrument delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement. The representations and warranties of each party contained in this Agreement shall survive the Closing for a period of twenty-four (24) months following the Closing Date, provided, however, that (i) the representations and warranties of Seller, the Shareholder and the Principals set forth in Sections 3.1 (Organization), 3.4 (Authority and Enforceability) and 3.11 (Title) shall survive indefinitely, and (ii) the representations and warranties set forth in Section 3.20 (Taxes), shall survive until 180 days after the running of the applicable statute of limitations with respect to the taxable period to which the particular claim relates. Any claim for indemnity under Sections 8.1(a) or 8.3(a) shall be asserted in writing within 90 days following the expiration of the foregoing time periods, except for claims arising as a result of fraud, willful breach or criminal liability, as to which the limitations of this Section 8.6 shall not apply. Any other claim for indemnity under Article 8 shall be asserted in writing within 90 days after the running of the applicable statute of limitations with respect to the underlying liability and the right of any of Buyer’s Indemnified Persons to indemnity for any such other claim for indemnification under Article 8 shall not be limited or affected by whether or not a breach of any representation or warranty has occurred. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.
8.7 Indemnification Limitations.
     (a) Except for Losses relating to breaches of Sections 3.1 (Organization), 3.4 (Authority and Enforceability), 3.11 (Title), 3.20 (Taxes) and 3.35 (Floorplan Program) and Losses arising as a result of fraud, willful breach or criminal liability, as to which the limitations of this sentence shall not apply, Buyer’s Indemnified Persons may not assert any claim for Losses under Sections 8.1 or 8.2 until the total amount of such claims under this Agreement exceed in the aggregate $500,000, and then Buyer’s Indemnified Persons may assert claims for Losses relating back to the first dollar.
          In no event shall the total liability of Seller, the Shareholder and the Principals for claims of Losses under Section 8.1 of this Agreement (other than relating to breaches of

Sections 3.1, 3.4, 3.11, 3.20 and 3.35 of this Agreement) exceed in the aggregate the Cash Purchase Price.
     (b) All recoveries for claims for Losses by Buyer’s Indemnified Persons under Article 8 shall be made first from the principal amount, including interest income, of the Escrow Fund. Notwithstanding anything to the contrary in this Agreement, in no event shall the liability of either Principal exceed $5,000,000 individually, and the Principals shall not be liable in respect of any claim for indemnity asserted more than five (5) years after the Effective Time.
8.8 Right of Setoff; Escrow. Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may set off any amount up to a maximum of $10,000,000 to which it may be entitled under this Article 8 against amounts otherwise payable to Seller, the Shareholder or the Principals or may give notice of a claim in such amount under the Escrow Agreement, provided that Buyer shall not be entitled to make any set-off against the Note or amounts payable pursuant to the Employment Agreement. Neither the exercise of nor the failure to exercise such right of setoff or to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.
ARTICLE 9
TERMINATION
9.1 Termination. This Agreement may be terminated at any time prior to Closing:
     (a) by mutual consent of Buyer and Seller;
     (b) by either Buyer or Seller if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement that has not been cured by the breaching party within ten days after the non-breaching party has notified the breaching party;
     (c) by either Buyer or Seller at any time after February 29, 2008 (the “Final Termination Date”), provided that if the Closing shall not have occurred by the Final Termination Date as the result of a breach of this Agreement, then any party responsible for such breach may not avail itself of the right under this Section 9.1, and provided further that in any such event, the non-breaching party(ies) shall not be deprived of any remedy hereunder or at law against the breaching party;
     (d) by Buyer if the Closing shall not have occurred on the Closing Date by reason of the failure of any of the conditions specified in Section 7.1 and such failure has not been waived by Buyer (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement);
     (e) by Seller if the Closing shall not have occurred by the Closing Date by reason of the failure of any of the conditions specified in Section 7.2 and such failure has not been waived by Seller (unless the failure results primarily from Seller himself breaching any representation, warranty or covenant contained in this Agreement); or

     (f) by either Buyer or Seller if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.
9.2 Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of either Seller or Buyer or Parent, or their respective officers or directors, except for liabilities arising from a material breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the obligations of the parties set forth in Sections 5.10 (Confidentiality) and 10.10 (Expenses) hereof shall survive such termination.
9.3 Not an Election. Except as otherwise provided in this Article 9, each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.
9.4 Waiver of Conditions. No waiver by the Buyer or the Seller of the conditions set forth in Sections 7.1 or 7.2, in whole or in part, shall in any way prejudice or limit the rights and remedies of the party waiving such condition to claim or recover damages and compensation from the other party in respect of any inaccuracy in any representation or warranty, nor in respect of any breach or non-performance of any covenant, agreement or other obligation of the other party contained in this Agreement, regardless of whether or not such matter was the subject of such waiver. The parties may not rely on the failure to satisfy any of the conditions precedent set out in Sections 7.1 or 7.2 as a basis for non-compliance with their obligations under this Agreement if such condition precedent would have been satisfied but for a material default by the party for whose benefit the condition exists in complying with its obligations hereunder.
ARTICLE 10
OTHER PROVISIONS
10.1 Appendices, Exhibits and Schedules. All Recitals, Appendices, Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.
10.2 Amendment. This Agreement and the Appendices, Exhibits and Schedules hereto may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
10.3 No Waiver. No failure of any party to this Agreement to exercise any power given it under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice at variance with the terms of this Agreement shall constitute a waiver any such party’s right to demand strict compliance with the terms of this Agreement.

10.4 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Appendices, Exhibits and Schedules hereto, (a) constitutes the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
10.5 Governing Law. This Agreement shall be governed by, construed, interpreted and the rights of the parties determined in accordance with the laws of British Columbia (regardless of the laws that might be applicable under principles of conflicts of law).
10.6 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles on the date hereof.
10.7 Currency. All references in this Agreement to dollar amounts are to Canadian dollars.
10.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the day of service if served personally on the party to whom notice is given, (b) on the date of receipt if delivered by telecopy or nationally recognized overnight courier, or (c) on the fifth (5th) business day after deposit in the U.S. or Canadian mail if mailed to the party to whom notice is given by registered or certified mail, postage prepaid, return receipt requested and properly addressed as follows:
If to Buyer or Parent, addressed to:
William C. Griffiths, Chairman, President & CEO
Champion Enterprises, Inc.
755 West Big Beaver Road
Troy, Michigan
Facsimile: 248-273-4278
with a copy to:
Roger K. Scholten
Champion Enterprises, Inc.
755 West Big Beaver Road
Troy, Michigan
Senior Vice President, General Counsel & Corporate Secretary
Facsimile: 248-273-4268
With a copy to:
Donald M. Dalik
Fasken Martineau DuMoulin LLP
#2900 — 550 Burrard Street
Vancouver, B.C. V6C 0A3
Facsimile: 604-632-4739

If to Seller, the Shareholder or the Principals addressed to:
Robert S. Adria, President
SRI Homes, Inc.
485 Beaver Lake Road
Kelowna, B.C. V4V 1S5
Facsimile: 250-760-0583
and
Brian Holterhus
Nelson Lumber Company Ltd.
12727 St. Albert Trail
Edmonton, AB T5L 4H5
Facsimile: 780-455-9556
With a copy to:
Allan Farmer
Reynolds Mirth Richards & Farmer LLP
Suite 3200 Manulife Place
10180 — 101 Street
Edmonton, Alberta T5J 3W8
Facsimile: 780-429-3044
or to such other place and with such other copies as either party may designate as to itself by written notice to the others.
10.9 Counterparts; Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
10.10 Expenses. Regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its or their own costs and expenses, including legal, accounting, consulting and other professional fees, incurred in connection with the negotiation, preparation, investigation, and performance by such party of this Agreement and the transactions contemplated hereunder.
10.11 Construction. The parties acknowledge that they have participated jointly in the negotiation and drafting of the terms of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
10.12 Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

10.13 Interpretation.
     (a) As used in this Agreement, the word “including” means without limitation, the word “or” is not exclusive and the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to or referred to in this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect meaning or interpretation of this Agreement.
     (b) The parties acknowledge that this Agreement is the product of arm’s length negotiation between the parties, each having obtained its own independent legal advice, and that this Agreement shall be construed neither strictly for nor strictly against any party irrespective of which party was responsible for drafting this Agreement.
     (c) Each and every covenant, representation or warranty of the Seller contained herein shall be a joint and several covenant, representation or warranty of each of the Seller respectively.
     (d) Except as herein specifically provided otherwise, all references to “Schedules” are references to the correspondingly numbered Schedules attached to and forming part of the Disclosure Letter.
10.14 Parent Guarantee of Note. The Parent will endorse the Note for delivery at Closing to guarantee payment to Seller. The Parent’s guarantee shall be as principal obligor and not merely as surety. Parent shall have the benefit of Seller’s covenants in this Agreement and the equities between the parties deriving from this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:	1367606 ALBERTA ULC

By:

Its:

PARENT:	CHAMPION HOME BUILDERS CO.
By:

Its:

SELLER:	SRI HOMES, INC.

By:

Its:

SHAREHOLDER:	NGI INVESTMENT CORPORATION

By:

Its:

ROBERT ADRIA

BRIAN HOLTERHUS

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APPENDIX A
Definitions
For purposes of this Agreement, the following terms shall have the following respective meanings:
“Active Employee” shall mean any full-time or part-time employee at work performing their normal or assigned duties on the Closing Date, or absent from work on approved short term leave of absence, vacation, statutory holiday, incidental sick leave, short term disability, or because such day is not a usual work day for such employee.
“Acquired Assets” shall have the meaning specified in Section 1.2.
“Agreement” shall have the meaning specified in the Preamble.
“Assigned Contracts” shall have the meaning specified in Section 1.2.
“Assigned Permits” shall have the meaning specified in Section 3.21.
“Assumed Liabilities” shall have the meaning specified in Section 1.4.
“Assumption Agreement” shall have the meaning specified in Section 2.2.
“Bill of Sale” shall have the meaning specified in Section 2.2.
“Business” shall have the meaning specified in the Recitals.
“Buyer” shall have the meaning specified in the Preamble.
“Buyer Documents” shall have the meaning specified in Section 4.2.
“Buyer Group” shall have the meaning specified in Section 5.1.
“Buyer Product Liability Claim” shall have the meaning specified in Section 6.8.
“Buyer’s Indemnified Persons” shall have the meaning specified in Section 8.1.
“Cash Purchase Price” shall have the meaning specified in Section 1.6.
“Closing” shall have the meaning specified in Section 2.1.
“Closing Date” shall have the meaning specified in Section 2.1.
“Closing Payment” shall have the meaning specified in Section 1.7.
“Closing Working Capital” shall have the meaning specified in Section 1.6.
“Closing Working Capital Calculation” shall have the meaning specified in Section 1.8.
“Code” shall have the meaning specified in Section 1.9.

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     “Contracts” shall have the meaning specified in Section 1.2.
     “Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) shall mean, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
     “Current Assets” shall have the meaning specified in Section 1.6.
     “Current Liabilities” shall have the meaning specified in Section 1.6.
     “Disclosure Letter” shall have the meaning specified in the Recitals.
     “Dynamic” shall have the meaning specified in Section 1.2.
     “Effective Time” shall have the meaning specified in Section 2.6.
     “Employee Plans” shall mean employment related plans, including but not limited to, employment or consulting agreements, collective bargaining and supplemental agreements, pension, profit sharing, incentive, bonus, deferred compensation, retirement, stock option, stock purchase, severance, medical, hospitalization, dental, prescription, life insurance, disability, vacation, salary continuation, sick pay, welfare, fringe benefit and other employee benefit plans, contracts, programs, policies and arrangements, which Seller maintains or maintained, or under which Seller has or had any obligations, with respect to any employee or former employee, officer or former officer, director or former director, now or at any time during the past three years.
     “Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, orders, demands, claims, notices of violation, investigations or proceedings or requests for information involving any person alleging liability arising out of or resulting from (A) alleged noncompliance with any Environmental Laws or Environmental Permits prior to the Effective Time or (B) the alleged presence, migration or Release of, or exposure to, any Hazardous Substances at any location prior to the Effective Time.
     “Environmental Laws” shall mean all foreign, Federal, Provincial and local laws, statutes, ordinances, rules and regulations, and all Environmental Permits, orders, decrees, Judgments or legally binding agreements relating to the use, management or disposal of Hazardous Substances, or to pollution, or protection of endangered species, natural resources, human health or the environment.
     “Environmental Permits” shall mean Permits which are or have been required under or are or have been issued pursuant to Environmental Laws.
     “Escrow Agent” shall have the meaning specified in Section 1.7.
     “Escrow Agreement” shall have the meaning specified in Section 1.7.

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     “Escrow Fund” shall have the meaning specified in Section 1.7.
     “Excluded Assets” shall have the meaning specified in Section 1.3.
     “Excluded Business” shall have the meaning specified in Section 1.3.
     “Excluded Liabilities” shall have the meaning specified in Section 1.5.
     “Excluded Real Property” shall have the meaning specified in Section 1.3.
     “Excluded Taxes” means the obligations in respect of any Taxes payable with respect to (a) Seller, the Shareholder or the Principals; or (b) with respect to any period prior to the effective time on the Closing Date, either the Business or the Acquired Assets.
     “Final Termination Date” shall have the meaning specified in Section 9.1.
     “Financial Statements” shall have the meaning specified in Section 3.7.
     “Floorplan Program” means the revolving credit facility with HSBC Bank Canada in the maximum amount of $8 million pursuant to which Seller or its Subsidiaries finance dealer purchases of the products of the Business by way, inter alia, of notes receivable from such dealers, assignments of such notes to the bank and issuance to the bank of notes payable by Seller or its Subsidiaries, as the case may be.
     “GAAP” shall mean Canadian generally accepted accounting principles and practices, as published by the Canadian Institute of Chartered Accountants and as applied consistently with prior periods.
     “Governmental Authority” shall mean the government of Canada or any foreign country or any state or political subdivision thereof and any entity, agency, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Hazardous Substance” shall mean any and all substances or wastes which have been defined or classified as hazardous, toxic or harmful pursuant to any Environmental Laws, or which are regulated pursuant to such Environmental Laws, including petroleum and each of its chemical constituents and by-products, urea formaldehyde foam insulation, polychlorinated biphenyls, and asbestos in any form.
     “Hired Employees” shall have the meaning specified in Section 6.1.
     “Holding” shall have the meaning specified in the Recitals.
     “Indemnified Party” shall have the meaning specified in Section 8.4.
     “Indemnifying Party” shall have the meaning specified in Section 8.4.
     “Intellectual Property Rights” shall mean all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, including:

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     (i) Seller’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);
     (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);
     (iii) all registered and unregistered copyrights in both published works and unpublished works and all rights in mask works (collectively, “Copyrights”);
     (iv) all know-how, trade secrets, confidential or proprietary information, customer and supplier lists, Software, technical information, manufacturing processes, business practices, customer and supplier relationships, data, process technology, plans, (collectively, “Trade Secrets”);
     (v) all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith (collectively, “Software”); and
     (vi) all rights in internet web sites and internet domain names presently used by Seller (collectively “Net Names”).
     “Inventory” shall have the meaning specified in Section 1.2.
     “Law” shall mean any law, ordinance, code, statute, rule, regulation, order, judgment, injunction, award, or decree of any court, arbitrator, administrative agency, regulatory body or authority and governmental body or authority, whether federal, provincial, local or foreign.
     “Leased Real Property” shall have the meaning specified in Section 3.14.
     “Legal Expenses” shall mean reasonable attorneys’, accountants’, investigators’, and experts’ fees, and expenses reasonably sustained or incurred in connection with the defense or investigation of any Losses.
     “Lien” shall mean any pledge, lien (including without limitation any tax lien), charge, claim, encumbrance, security interest, mortgage, option, restriction on transfer (including without limitation any buy-sell agreement or right of first refusal or offer), forfeiture, penalty, license, equity or other right of another person of every nature and description whatsoever.
     “Losses” shall have the meaning specified in Section 8.1.
     “Material Adverse Effect” shall mean any material adverse change in (i) the Business or the Acquired Assets taken as a whole, other than: (a) general economic conditions, or (b) conditions which affect the modular home industry generally that are not specific to Seller; or (ii) the ability of the Buyer, Seller, the Shareholder or the Principals to timely consummate the transactions contemplated hereby.
     “Material Contracts” shall have the meaning specified in Section 3.18.

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     “Noncompetition Agreements” shall have the meaning specified in Section 7.1.
     “Notice of Disagreement” shall have the meaning specified in Section 1.8.
     “Ordinary Course Warranty Claims” shall have the meaning specified in Section 1.4.
     “Owned Real Property” shall have the meaning specified in Section 3.13.
     “Parent” shall have the meaning specified in the Preamble.
     “Permits” shall have the meaning specified in Section 1.2.
     “Permitted Lien” shall mean (i) statutory liens for Taxes not yet due and payable, (ii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the usual and ordinary course of business for sums not yet due, and (iii) those Liens set forth on Schedule 3.11.
     “Person” or “person” shall mean an individual or any corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, or other legal entity or a government or governmental entity.
     “Personal Property” shall have the meaning specified in Section 1.2.
     “Pre-closing Balance Sheet” shall have the meaning specified in Section 3.7.
     “Principals” shall have the meaning specified in the Preamble.
     “Proceeding” shall have the meaning specified in Section 3.23.
     “Product Liability Claim” shall have the meaning specified in Section 6.8.
     “Proportionate Share” shall have the meaning specified in Schedule 8.7(f).
     “Real Property” shall have the meaning specified in Section 1.2.
     “Real Property Leases” shall have the meaning specified in Section 3.14.
     “Receivables” shall have the meaning specified in Section 1.2.
     “Registered Intellectual Property” shall have the meaning specified in Section 3.22.
     “Related Person” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.
     “Release” shall mean any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

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     “Remedial Action” shall mean any action required under any Environmental Laws to (x) clean up, remove, treat, or in any other way address any Hazardous Substance or other substance in the environment, (y) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substance or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the environment, or (z) perform pre-remedial studies and investigations and post-remedial monitoring and care.
     “Representative” shall mean with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
     “Reviewing Accountant” shall have the meaning specified in Section 1.8.
     “Scheduled Employees” shall have the meaning specified in Section 6.1.
     “Seller” shall have the meaning specified in the Preamble.
     “Seller Documents” shall have the meaning specified in Section 3.4.
     “Seller Product Liability Claim” shall have the meaning specified in Section 6.8.
     “Seller’s Indemnified Persons” shall have the meaning specified in Section 8.3.
     “Shareholder” shall have the meaning specified in the Preamble.
     “Significant Customer” shall have the meaning specified in Section 3.19.
     “Significant Supplier” shall have the meaning specified in Section 3.19.
     “Subco” shall have the meaning specified in Section 2.2(a).
     “Target Working Capital” shall have the meaning specified in Section 1.6.
     “Tax Returns” shall have the meaning specified in Section 3.20.
     “Taxes” shall have the meaning specified in Section 3.20.
     “To the knowledge of Seller, the Shareholder and each of the Principals,” or “known,” and words of similar import shall mean the collective knowledge of the Principals, Jim Stevenson, Ken Josuttes and Gerry Kerr after due and reasonable investigation.
     “Transfer Taxes” shall have the meaning specified in Section 6.2.
     “Western” shall have the meaning specified in Section 1.2.
     “Western Warranties” shall have the meaning specified in Section 1.2.
     “Working Capital Adjustment” shall have the meaning specified in Section 1.6.
     “Yard Inventory” shall have the meaning specified in Section 1.2.